                  MARKED TO SHOW CHANGES FROM PREVIOUS VERSION

     As Filed with the Securities and Exchange Commission on October 4, 1996

                                                    REGISTRATION NO.  333-10287

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                              ---------------------

                       CASDIM INTERNATIONAL SYSTEMS, INC.
                       ----------------------------------
             (Exact name of Registrant as specified in its charter)


           Colorado                     7379                     83-0288100
           --------                     ----                     ----------
(State or other jurisdiction  (Primary Standard Industrial    (I.R.S. Employer
    of  incorporation or       Classification Code Number)   Identification No.)
     organization)

                           Yehuda Shimshon, President
                       CASDIM INTERNATIONAL SYSTEMS, INC.
                                 90 Park Avenue
                            New York, New York 10016
                                 (212) 984-1090
                               Fax: (212) 984-1070
             (Address and telephone number of Registrant's principal
                 executive offices; Name, address and telephone
                          number of agent for service)
                              ---------------------
                                   Copies to:
                            Steven J. Glusband, Esq.
                            CARTER, LEDYARD & MILBURN
                                 Two Wall Street
                            New York, New York 10005
                                 (212) 732-3200
                               Fax: (212) 732-3232

           Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X].

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering [ ].

         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ].

                                          CALCULATION OF REGISTRATION FEE

  Title of each class of                                 Proposed            Proposed maximum
     securities to be           Amount to be         maximum offering       aggregate offering           Amount of
        registered               registered           price per Share              price              registration fee
Common Stock,
  par value $0.00001            5,450,000 (1)           $4.00 (2)               $13,150,000             $5,099.66(2)
========================== ======================  =====================  =======================  ======================


(1) This Registration Statement is hereby amended to change the number of shares to be registered from 5,150,000 to 5,450,000. The amount to be registered is based on the assumed issuance of 1,150,000 shares of Common Stock of the Company upon the exercise of currently exercisable warrants.

(2) A fee of $4,620.69 was paid by the Registrant on August 16, 1996, upon the original filing of this Registration Statement to register 5,150,000 shares. An additional fee of $478.97 is being paid with this filing to register the additional 300,000 shares. The calculation pursuant to Rule 457(c) is based on the average high and low bid prices for a share of Common Stock as reported on the Nasdaq Bulletin Board on October 1, 1996.


                                               ---------------------

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares as may become available pursuant to anti-dilution provisions upon exercise of the warrants.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED OCTOBER 4, 1996


PROSPECTUS

                       CASDIM INTERNATIONAL SYSTEMS, INC.

                        5,450,000 Shares of Common Stock


     This Prospectus relates to the resale by certain shareholders of Casdim International Systems, Ltd. (the "Company") of up to 5,450,000 shares of common stock (the "Shares"), of which 4,000,000 Shares were issued by the Company in connection with its May 1996 private placement. The Company will not receive any proceeds from the sale of any of these 4,000,000 Shares. An additional 300,000 shares are being sold by Cedarwood Trading & Investment Ltd., a principal stockholder. The remaining 1,150,000 Shares are issuable upon conversion of warrants (the "Warrants") issued to certain financial consultants to the Company in May 1996. No assurance can be given as to if and when the Warrants will be exercised. The holders of the Shares are sometimes referred to in the Prospectus as the "Selling Shareholders." The Shares may be offered from time to time by the Selling Shareholders in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.


     For most of the period since the completion of its public offering on September 27, 1989, the public trading market for the Company's common stock, par value $.0001 per share (the "Common Stock") has not been active. The Common Stock is presently quoted on the Nasdaq Bulletin Board. Because there is no established trading market, and only a limited number of market makers have sporadically offered to purchase and sell shares of Common Stock, during most of the period since 1989 reliable quotations for the Common Stock have not been available. On October 1, 1996 the closing bid price for the Common Stock as reported on the Nasdaq Bulletin Board was 4 5/8. Application has been made for the Company's Common Stock to be listed on the Nasdaq Small Cap Market. See "Price Range of Common Stock."


PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE RISKS ASSOCIATED WITH INVESTMENT IN THE SHARES, WHICH RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" ON PAGE 6 .

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    --------


                 The date of this Prospectus is October 4, 1996.

The Company will furnish its shareholders with annual reports containing financial statements certified by independent public accountants and publish quarterly reports containing unaudited financial data.



This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to
registration   or   qualification   under  the  securities   laws  of  any  such
jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus.

                                   The Company


         Casdim International Systems, Inc. and its subsidiaries (collectively referred to herein as the "Company") design and develop interactive kiosks, customized databases and perform network integration. The Company designs, develops and markets multimedia kiosks to companies in various market sectors, including medical, health insurance, banking, human resources, lodging and trade fairs. Currently, the Company provides kiosks to several large enterprises in Israel, including medical kiosks for Kupat Holim Leumit, one of the four existing HMOs in Israel, Madanis Insurance Company Ltd., Mercantile Bank and shopping malls.


         The Company is a Colorado holding company incorporated on January 5, 1988 under the name of S.W. Financial Corporation for the purpose of acquiring an interest in one or more business opportunities in the field of multimedia, information and communication technology. In keeping with the stated corporate purpose, the then management of the Company evaluated several business opportunities and, during the fiscal year ended December 31, 1995, finalized the Company's first corporate acquisition. The acquisition was effected by means of an agreement for the exchange of stock and plan of reorganization dated November 21, 1995, (the "Exchange Agreement"), by and among the Company, Casdim Interactive Systems USA, Inc. ("Casdim USA"), a Nevada corporation, and Mr. Yehuda Shimshon. Mr. Shimshon acted on behalf of himself and Cedarwood Trading & Investment Ltd. ("Cedarwood"), the then sole shareholders of Casdim USA. Pursuant to the terms of the Exchange Agreement, the Company acquired all the issued and outstanding shares of Casdim USA in exchange for 425,000,000 shares of the Company. The Exchange Agreement, which became effective on December 11, 1995, was approved at a special meeting of the shareholders of the Company held on October 24, 1995 at which the shareholders also approved: (i) renaming the Company Casdim International Systems, Inc.; (ii) the 50:1 stock split of 76,700,000 shares, the then outstanding number of shares of the Company, into 1,534,000 shares; and (iii) the appointment of Mr. Shimshon as President and Chairman of the Board.

         The Company maintains its principal executive offices at 90 Park Avenue, New York, New York 10016, and its telephone number is 212-984-1090.

                                                   The Offering


Common Stock offered...............5,450,000 shares (1)

Common Stock to be outstanding
   after the Offering..............14,784,000 shares (2)

Use of proceeds....................The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders. The net proceeds to be received by the Company from the exercise of the Warrants, assuming the exercise of all such Warrants, are estimated to be approximately $1,075,000. Such proceeds will be used for working capital.

Nasdaq Bulletin Board Symbol.......CDMI

Risk Factors.......................Prospective investors should carefully consider the matters set forth herein under the captions "RISK FACTORS."

--------------------

(1) Assumes the sale of 1,150,000 Shares to be issued upon exercise of the Warrants.

(2) Does not include 500,000 shares of Common Stock reserved for issuance pursuant to the Company's 1996 Stock Option Plan, 700,000 shares of Common Stock issuable upon exercise of an option granted to Sunrise Financial Group, Inc. and 100,000 shares of Common Stock issuable upon exercise of an option granted to WEDA Corporation N.V. See "Description of Capital Stock" and "Management - Stock Options."

(3) Application has been made for the Company's Common Stock to be listed on the Nasdaq Small Cap Market. No assurance can be given that the Common Stock will be accepted for listing. The possible inclusion of the Common Stock on the Nasdaq system does not provide any assurance that an active and liquid trading market will develop or be maintained. See "Risk Factors--Absence of Active Public Market."

                             Summary Financial Data


Income Statement Data:

                                                        Year Ended December 31,             Six Months Ended June 30,
                                                        -----------------------             -------------------------
                                                       1995               1994             1996                 1995
                                                       ----               ----             ----                 ----
Sales........................................       $  2,011,110        $  188,351        $   262,034       $   348,704
Cost of sales................................            468,353            51,739             56,082           166,665
                                                       ---------        ----------           --------          ---------
Gross profit.................................          1,542,757           136,612            206,006           182,039
                                                       ---------         ---------           --------         ---------
Selling, general and administrative
    expenses.................................            237,016           199,411            591,443           216,089
                                                       ---------         ---------          ---------         ---------
Income (Loss) from operations................          1,542,757           (62,799)          (385,437)          (34,770)
Other Income (Expenses):
    Interest income..........................                --                --               9,211                --
   Interest expense..........................            (75,272)          (54,361)           (34,807)          (40,504)
   Investment activity loss..................            (93,142)              --                 --                 --
   Gain (loss) foreign translation...........             (6,203)              214            (32,252)          (11,858)
                                                      ----------        ----------          ---------         ----------
Income (Loss) from Operations Before
   Taxes.....................................          1,131,124          (116,946)          (443,285)          (87,132)
Income Tax (Expenses) Benefit................           (440,309)           34,334                --             26,011
                                                      ----------         ---------        -----------         ---------
Net Income (Loss)............................       $    690,815     $     (82,612)        $ (443,285)      $   (61,121)
Net Earnings (Loss) per Share................       $        .36     $       ( .07)        $     (.04)      $      (.05)
                                                  ==============     =============        ===========     =============
Weighted Average Number of Shares
   Outstanding...............................          1,899,000         1,134,000         12,384,969         1,134,000
                                                      ==========         =========         ==========         =========





Balance Sheet Data:
                                                    June 30,
                                                      1996
                                                      ----
Working capital................................    $2,587,600
Total assets...................................     4,783,521
Total debt        .............................        35,947
Shareholders' equity...........................     3,139,758

                                                   RISK FACTORS

In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

Business, Market and Shareholder Risks

         Limited Operating History. Although the Company was incorporated in 1988, it did not have any material ongoing operations until it acquired Casdim USA on December 11, 1995. The Company is currently increasing its presence in the United States and intends to substantially broaden its global activities. No assurance can be given that the Company will be able to operate profitably, especially as it expands its operations. See "Management's Discussion and Analysis."

         Potential Fluctuations in Operating Results; Seasonality. The Company's operating results are likely to vary significantly in the future, depending on factors such as the size and timing of significant orders and their fulfillment, demand for the Company's products, changes in pricing policies by the Company or its competitors, changes in the level of operating expenses, product life cycles, personnel changes, changes in the Company's strategy, seasonal trends and general domestic and international economic and political conditions, among others. The timing of expansion in the United States and the rate at which orders are obtained will also cause material fluctuations in the Company's operating results. The Company's results may also be affected by currency exchange rate fluctuations and economic conditions in the geographic areas in which the Company operates. Due to the foregoing factors, revenues and operating results are difficult to forecast. Although the Company experienced revenue growth in 1995, such growth should not be considered indicative of future revenue growth, if any, or of future operating results.


         The Company's expense levels are based, in significant part, on the Company's expectations as to future revenues and are therefore relatively fixed in the short-term. If revenue levels fall below expectations, net income is likely to be disproportionately adversely affected because a proportionately smaller amount of the Company's expenses varies with its revenues. During the first six months of 1996 the Company's operations were negatively impacted as revenues declined and operating expenses increased. No assurance can be given as to when the Company will be able to return to profitability. The operating results of the Company will likely fluctuate on a quarterly basis. Due to all the foregoing factors, in some future quarter the Company's operating results may be below the expectations of investors. In such event, the price of the Company's Ordinary Shares would likely be materially adversely affected. See "Selected Financial Data" and "Management's Discussion and Analysis."

         Absence of Active Public Market. For most of the period since the completion of its public offering on September 27, 1989, an active public trading market has not developed for the Company's Common Stock. Because there is no established trading market, and only a limited number of market makers have sporadically offered to purchase and sell shares of the Company's Common Stock, during significant portions of the listed periods, reliable quotations for the Common Stock have not been available. Application has been made for the Company's Common Stock to be listed on the Nasdaq Small Cap Market, although no assurance can be given that the Common Stock will be accepted for listing.. The possible inclusion of the Common Stock on the Nasdaq system does not provide any assurance that an active and liquid trading market will develop or be maintained. See "Price Range of Common Stock."

         Need to Manage a Changing Business. The Company is experiencing a period of significant growth in the number of its employees, the scope of its operating and financial systems and geographic areas of its operations. This growth has resulted in new and increased responsibilities for management personnel and has placed a significant strain upon the Company's management, operating systems and financial resources. To accommodate such growth, compete effectively and manage potential future growth, the Company must continue to implement and improve its information systems, procedures and controls, and expand, train, motivate and manage its work force. These demands will require the addition of new management personnel. The Company's future success will depend to a significant extent on the ability of its current and future management personnel to operate effectively, both independently and as a group. There can be no assurance that the Company's personnel, operating systems, procedures and controls will be adequate to support the Company's future operations. Any failure to implement and improve the Company's operational, financial and management systems or to expand, train, motivate or manage employees could have a material adverse effect on the Company's business, operating results and financial condition. See "--Dependence on Key Personnel" and "Business--Employees"and "Management."

         Risks Associated with Expanding Distribution. To date, the Company has sold and attempted to lease its kiosks through its in-house sales forces. The Company's ability to achieve significant revenue growth in the future will depend in large part on its success in recruiting and training sufficient direct sales personnel. Although the Company intends to expand its direct sales force, the Company may experience difficulty in recruiting qualified sales personnel. There can be no assurance that the Company will be able to successfully expand its sales force or that such expansion will result in an increase in revenues. Any failure by the Company to expand its direct sales force would materially adversely affect the Company's business, operating results and financial condition. See "--Dependence on Key Personnel," "Business--Strategy" and "--Sales and Marketing."

         Competition. The market for interactive kiosks, customized databases and network integration is intensely competitive and characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and rapidly changing customer requirements. The Company faces competition from numerous companies, some of which are more established and have greater financial and other resources than the Company. The Company's current direct competitors, include among others, Golden Screens in Israel, Factura Composites, Inc., Quick ATM, 1-Media, Aimtech, EDR Systems, Virtual Shopping Inc. Rikon, and HSI in the United States.

         The Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than the Company. The Company expects to face additional competition as other established and emerging companies enter the interactive kiosk development market and new products and technologies are introduced. Increased competition could result in fewer customer orders, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, operating results and financial condition. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could materially adversely affect the Company's ability to sell additional licenses and maintenance and support renewals on terms favorable to the Company. Furthermore, competitive pressures could require the Company to reduce the price of its licenses and related services, which could materially adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon the Company's business, operating results and financial condition. See "Business -- Competition."

         Rapid Technological Change. The market in which the Company competes is characterized by rapid technological change. The introduction of products embodying new technologies and the emergence of new industry standards could exert price pressures on the Company's products. The Company's future success will depend upon its ability to address the increasingly sophisticated needs of its customers by supporting existing and emerging hardware, software, database and networking platforms and by developing and introducing new and enhanced products on a timely basis that keep pace with such technological developments and emerging industry standards and customer requirements. There can be no assurance that the Company will be successful in developing and marketing new products, that it will not experience difficulties that could delay or prevent the successful development, introduction and sale of such enhancements or that such enhancements will adequately meet the requirements of the marketplace and achieve any significant degree of market acceptance, thereby materially affecting the Company's business, operating results and financial condition. See "Management's Discussion and Analysis" and "Business -- Product Development."

         Proprietary Rights and Risks of Infringement. The Company is dependent upon its proprietary network technology and relies primarily on a combination of confidentiality procedures and contractual provisions to protect its proprietary rights. The Company also believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, and reliable product maintenance are essential to establishing and maintaining a technology leadership position. The Company seeks to protect its software, documentation and other written materials under trade secret laws, which afford only limited protection. There can be no assurance that others will not develop technologies that are similar or superior to the Company's technology. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate or that competition will not independently develop similar technology.

         The Company is not aware that it is infringing any proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company of their intellectual property rights. In the event of a successful claim of product infringement against the Company and failure or inability of the Company to license the infringed or similar technology, the Company's business, operating results and financial condition would be materially adversely affected.

         The Company relies and intends to rely in the future upon certain software that it licenses from third parties, including software that is integrated with the Company's internally developed software. There can be no assurance that these third-party software licenses will continue to be available to the Company on commercially reasonable terms. The loss of, or inability to maintain, any such software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated which would materially adversely affect the Company's business, operating results and financial condition. See "Business--Intellectual Property Rights and Software Protection."

         Risk of Software Defects. Network multimedia products are internally complex and frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Although the Company has not experienced material adverse effects resulting from any such defects or errors to date, there can be no assurance that, despite testing by the Company and by current and potential customers, defects and errors will not be found in current versions, new versions or enhancements after commencement of commercial shipments, resulting in loss of revenues or delays in market acceptance, which could have a material adverse effect upon the Company's business, operating results and financial condition. See "Business--Product Development."

         Dependence  on  Key  Personnel.  The  Company's  success  depends  to a significant degree upon the continuing contributions of its key management, sales, marketing, customer support and product development personnel. The loss of key management or technical personnel could adversely affect the Company. The Company believes that its future success will depend in large part upon its ability to attract and retain highly-skilled managerial, sales, customer support and product development personnel. The Company has at times experienced and continues to experience difficulty in recruiting qualified personnel. Competition for qualified software development, sales and other personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. Competitors and others have in the past and may in the future attempt to recruit the Company's employees. Failure to attract and retain key personnel could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Research and Development," "-- Employees" and "Management."

         Risks Associated with International Operations. The Company's subsidiary, Casdim Israel, is based in Israel and historically its operations were carried out exclusively in Israel. Although the Company is expanding its operations in the United States and is committing significant management time and financial resources to developing direct and indirect international sales and support channels, there can be no assurance that the Company will be able to establish international market demand for its products. To the extent that the Company is unable to do so in a timely manner, the Company's business, operating results and financial condition would be materially adversely affected. See "Business."

         International Operations. International operations are subject to inherent risks, including the impact of possible recessionary environments in multiple foreign markets, costs of localizing products for foreign markets, longer receivables collection periods and greater difficulty in accounts receivable collection, unexpected changes in regulatory requirements, difficulties and costs of staffing and managing foreign operations, reduced protection for intellectual property rights in some countries, potentially adverse tax consequences and political and economic instability. There can be no assurance that the Company will be able to sustain or obtain revenues from international operations or that the foregoing factors will not have a material adverse effect on the Company's future revenues and, consequently, its business, operating results and financial condition.

         The Company's revenues in Israel are generally denominated in the local currency. The Company does not currently engage in any hedging activities. There can be no assurance that fluctuations in currency exchange rates in the future will not have a material adverse impact on the Company's revenues from international sales and thus the Company's business, operating results and financial condition. See "Management's Discussion and Analysis" and "Business--Customers and Markets" and "--Sales and Marketing and Distribution."

         Future Capital Needs. The Company anticipates that its existing capital resources will be adequate to satisfy its capital requirements, including its expansion plans, for at least the next 12 months. The Company's future capital requirements will depend on many factors, including continued progress in its expansion plans and its ability to successfully develop new and enhanced products. To the extent its existing capital resources are insufficient to fund the Company's operating and financial requirements, it may be necessary to raise additional funds through public or private financings. Any equity or debt financings, if available at all, may cause dilution to the Company's then-existing shareholders. See "Management's Discussion and Analysis--Liquidity and Capital Resources."

         Concentration of Ownership. Mr. Yehuda Shimshon and Cedarwood Trading & Investments Ltd. ("Cedarwood"), a company in which Mr. Shimshon has a controlling interest, beneficially own approximately 60.5% of the Company's outstanding Ordinary Shares. As a result, Mr. Shimshon is able to exercise control over most matters requiring stockholder approval, including the election
of  directors  and  approval  of  significant  corporate   transactions.   Such
concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Principal Shareholders."



         Shares Eligible for Future Sale. Upon consummation of this Offering, the Company will have 14,784,000 shares of Common Stock outstanding, substantially all of which are freely tradable by persons other than "affiliates" of the Company, as such term is defined under the Securities Act. The Company's principal stockholders, Yehuda Shimshon and Cedarwood who beneficially own in the aggregate 8,250,000 shares of Common Stock of the Company, have agreed not to offer, sell, contract to sell or otherwise dispose of any shares or any securities convertible into, exercisable or exchangeable for shares of Common Stock of the Company (other than 300,000 shares of Common Stock which are being offered hereby), for a period of three years in the case of Yehuda Shimshon, and two years in the case of Cedarwood, without the prior written consent of Sunrise Financial Group, Inc., a financial consultant and public relations advisor to the Company. No predictions can be made as to the effect, if any, that market sales of shares of existing stockholders or the availability for future sale of such shares or shares in this Offering will have on the market price of the Common Stock prevailing from time to time. The prevailing market price of the Common Stock after the Offering could be adversely affected by future sales of substantial amounts of Common Stock by existing stockholders. See "Principal Shareholders," "Shares Eligible for Future Sale" and "Plan of Distribution."


         Substantial Number of Shares of Common Stock Reserved for Issuance Upon Exercise of Outstanding Options and Warrants. The Company has reserved from its authorized but unissued Common Stock (i) 1,150,000 shares of Common Stock which are subject to this offering and issuable upon exercise of warrants; (ii) 700,000 shares of Common Stock issuable upon exercise of options given to Sunrise Financial Group, Inc. under a May 1996 consulting agreement with the Company; (iii) 500,000 shares of Common Stock issuable under the Company's 1996 Stock Option Plan (the "1996 Plan") and (iv) 100,000 shares of Common Stock issuable upon exercise of options granted to WEDA Corporation N.V. The 1996 Plan has been approved by the Company's directors and shareholders will be asked to ratify both Plans at the Company's next annual meeting. The existence of the outstanding options and warrants may prove to be a hindrance to future financings by the Company. In addition, the exercise of any options may dilute the net tangible book value of the Common Stock. See "Management -- Stock Options."

         No Dividends. The Company has never paid a dividend nor does it intend to make any dividend payments for the foreseeable future. See "Dividend Policy."

Risks Relating to the Company's Operations in Israel


         Operations in Israel. Casdim Israel's operations are directly affected by economic, political and military conditions there. For information with respect to certain factors concerning the State of Israel, risks related to its economic and political situation and special programs provided by the State of Israel relating to research and development, exports and taxation, see "Management's Discussion and Analysis", "Israeli Taxation" and "Conditions in
Israel." The loss of the various research and development grants and tax benefits afforded to the Company by the State of Israel would negatively impact its results of operations in the future.

         Some of the Company's officers and employees are currently obligated to perform annual reserve duty in the Israel Defense Forces and are subject to being called for active duty at any time upon the outbreak of hostilities. While the Company has operated effectively under these requirements, no prediction can be made as to the effect on the Company of any expansion of such obligation. See "Business -- Employees."

         Impact of Inflation and Currency Fluctuations. The dollar cost of the Company's operations in Israel is influenced by the extent to which any increase in the rate of inflation in Israel is not offset (or is offset on a lagging basis) by a devaluation of the NIS in relation to the dollar. During the three years ended December 31, 1995 the rate of inflation in Israel exceeded the rate of devaluation of the dollar against the NIS. In 1994, 1995 and the first six months of 1996, the rate of inflation in Israel was 14.5%, 8.1% and 7%, respectively, while the rate of devaluation was 1.1%, 3.9% and 2.2%, respectively.

                                 USE OF PROCEEDS


         The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders. The net proceeds to be received by the Company from the exercise of the Warrants, assuming the exercise of all such warrants, are estimated to be approximately $1,075,000. The proceeds of the exercises, if any, will be used for working capital.

                           PRICE RANGE OF COMMON STOCK

         Since completion of its public offering on September 27, 1989, a public trading market has not developed for the Company's common stock, $0.00001 par value (the "Common Stock"). Because there is no established trading market, and only a limited number of market makers have sporadically offered to purchase and sell shares of the Company's Common Stock, during significant portions of the listed periods, reliable quotations for the Common Stock have not been available.


1994:                                           High            Low
-----                                           ----            ---
First Quarter............................      No Bid          No Bid
Second Quarter...........................      No Bid          No Bid
Third Quarter............................      No Bid          No Bid
Fourth Quarter...........................      No Bid          No Bid
1995:
First Quarter............................      No Bid          No Bid
Second Quarter...........................      No Bid          No Bid
Third Quarter............................      No Bid          No Bid
Fourth Quarter...........................      No Bid          No Bid
1996:
First Quarter............................      $1 1/8          $ 7/32
Second Quarter...........................       5 3/4             1/2
Third Quarter ...........................       5 1/4           2 3/4
Fourth Quarter (through October 2).......           5           4 5/8


  The Nasdaq Bulletin Board symbol for the Company's Common Stock is CDMI. As of September 16, 1996, there were approximately 39 holders of record and 300 beneficial owners of the Company's Common Stock.

                                 DIVIDEND POLICY

  The Company has not paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future.


                                 CAPITALIZATION

         The following table sets forth the short-term debt and capitalization of the Company at June 30, 1996, without any adjustment to reflect the sale of the Shares by the Company upon exercise of the Warrants:



                                                             June 30,1996
                                                             ------------
Total short-term debt......................................   $   954,895
                                                               ==========
Long-term debt.............................................        35,947
                                                              -----------
 Shareholders' equity:
     Common Stock, $.00001 par value; 500,000,000
     shares authorized; 13,634,000 shares issued
     and outstanding; 14,784,000 shares issued and
     outstanding, as adjusted (1)..........................           985
Less treasury stock........................................       (1,425)
Retained earnings..........................................        93,616
TOTAL SHAREHOLDERS' EQUITY.................................     3,139,758
                                                             ------------
TOTAL CAPITALIZATION.......................................  $  4,783,521
                                                             ============


     (1) Does not include 500,000 shares of Common Stock reserved for issuance pursuant to the Company's 1996 Stock Option Plan, 700,000 shares of Common Stock issuable upon exercise of an option granted to Sunrise Financial Group, Inc. under a May 1996 consulting agreement, 100,000 shares of Common Stock issuable upon exercise of options granted to WEDA Corporation N.V., and 1,150,000 shares of Common Stock issuable upon exercise of warrants issued to certain financial consultants to the Company. See "Description of Capital Stock --" and "Management - Stock Options."

                             SELECTED FINANCIAL DATA

     The following selected financial data for each of the years ended December 31, 1994, and 1995, are derived from the Company's consolidated financial statements set forth elsewhere in this Prospectus. The Company's financial statements were examined by Hocker, Lovelett, Hargens & Yennie, P.C. whose report with respect to such financial statements appears in this Prospectus. The consolidated balance sheet data at December 31, 1994 and 1995, is derived from audited consolidated financial statements previously filed with the Commission. The consolidated statement of operations data for the six-month periods ended June 30, 1995 and 1996 and the consolidated balance sheet data at June 30, 1996 are derived from unaudited consolidated financial statements which, in the opinion of the Company, reflect all adjustments necessary for a fair presentation of the Company's financial position and results of operations for such periods.

Income Statement Data:

                                               Year Ended December 31,         Six Months Ended June 30,
                                               -----------------------         -------------------------
                                                1995            1994            1996             1995
                                                ----            ----            ----             ----
Sales..................................   $  2,011,110      $  188,351     $   262,034     $    348,704
Cost of sales..........................        468,353          51,739          56,082          166,665
                                             ---------      ----------        --------        ---------
Gross profit...........................      1,542,757         136,612         206,006          182,039
                                             ---------       ---------        --------        ---------
Selling, general and administrative
    expenses...........................        237,016         199,411         591,443          216,089
                                             ---------       ---------       ---------       ---------
Income (Loss) from operations..........      1,542,757         (62,799)       (385,437)         (34,770)
Other Income (Expenses):
     Interest income...................            --              --            9,211               --
     Interest expense..................        (75,272)        (54,361)        (34,807)         (40,504)
     Investment activity loss..........        (93,142)            --              --               --
     Gain (loss) foreign translation...         (6,203)            214         (32,252)         (11,858)
                                            ----------      ----------        ---------       ----------
Income (Loss) from Operations Before
     Taxes.............................      1,131,124        (116,946)       (443,285)          (87,132)
Income Tax (Expenses) Benefit..........       (440,309)         34,334             --            26,011
                                            ----------       ---------      ----------        ---------
Net Income (Loss)......................     $  690,815     $   (82,612)    $  (443,285)     $   (61,121)
Net Earnings (Loss) per Share..........     $      .36     $      (.07)    $      (.04)     $     (.05 )
                                           ===========     ============      ==========      ===========
Weighted Average Number of Shares
     Outstanding.......................      1,899,000        1,134,000      12,384,969        1,134,000
                                            ==========        =========      ==========        =========

Balance Sheet Data:

                                           December 31,                June 30,
                                           ------------                --------
                                         1994        1995                1996
                                         ----        ----                ----

Working capital (deficit)............ $(114,322)    $  179,432      $ 2,587,600
Total assets.........................    453,250     1,916,781        4,783,521
Total long-term debt.................      9,566        12,986           35,947
Shareholders' equity (deficiency)....   (58,338)       652,541        3,139,758

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Background

         The Company was incorporated in Colorado on January 5, 1988 under the name of S.W. Financial Corporation for the purpose of acquiring an interest in one or more business opportunities in the field of multimedia, information and communication technology. In keeping with the stated corporate purpose, management evaluated several business opportunities and, during the fiscal year ended December 31, 1995, finalized the Company's first corporate acquisition.

         The acquisition was effected by means of an Exchange Agreement dated November 21, 1995 by and among the Company, Casdim USA and Mr. Yehuda Shimshon. Mr. Shimshon acted on behalf of himself and Cedarwood, then sole shareholders of Casdim USA. Pursuant to the terms of the Exchange Agreement, the Company acquired all the issued and outstanding shares of Casdim USA in exchange for 425,000,000 shares of the Company. The Exchange Agreement, which became effective on December 11, 1995, was approved at a special meeting of the shareholders of the Company held on October 24, 1995 at which the shareholders also approved: (i) renaming the Company Casdim International Systems, Inc.; (ii) the 50:1 stock split of 76,700,000 shares, the then outstanding number of shares of the Company, into 1,534,000 shares; and (iii) the appointment of Mr. Shimshon as President and Chairman of the Board.

         Casdim USA, the Company's wholly-owned subsidiary, effectively owns 100% of the issued and outstanding shares of Casdim Israel, and holds the exclusive U.S. licensing rights for such company's products. Casdim Israel was established as a private limited company in Israel on November 4, 1993 under the name of CIS Clinical Information Systems Ltd. Its name was changed officially on November 13, 1995 to Casdim Interactive Systems Ltd. Casdim Israel designs and develops interactive kiosks, customized databases and performs network integration. Although Casdim Israel was originally formed to distribute information specifically in the clinical laboratories medical market, it has expanded its operations significantly by also targeting the larger HMO market segment.

     In order to strengthen its position in the health care market segment, improve sales of its medical kiosks, and minimize research and development costs, the Company entered into an agreement with Casdim Software Systems Ltd. ("CSS Ltd."), a company owned by Mr. Yehuda Shimshon. The agreement provided for the payment of $700,000 to CSS Ltd. for services and products to be supplied to the Company. These products and services included: (i) adaptation of the Scope(TM) LIS system operating in the 140 laboratories of Kupat Holim Leumit ("Kupat Holim"), one of the four existing HMOs in Israel, to work with the medical kiosk; (ii) development and implementation of a central data base for laboratory test results; (iii) implementation of the "Laboratory Test Results Central Data Base" to work with the 140 laboratories and 400 clinics of Kupat Holim; and (iv) communication software and adaptation of various interfaces between CSS Ltd. and Casdim Israel's products. The agreement between the companies also provided that in the event Kupat Holim or other companies purchased the above-mentioned products from CSS Ltd., the proceeds, up to the sum of $700,000 would be paid to Casdim Israel. On October 31, 1995, Kupat Holim ordered a central data base for laboratory test results from CSS Ltd. for $260,000, excluding additional payments covering extras. In January 1996, CSS Ltd. paid Casdim Israel $125,000 of the $260,000 it received in 1995. The Company expects that the remaining amount due under the agreement will be received in 1996.

         Revenues from sales are recognized on delivery of merchandise or performance of service. Revenue from long-term contracts which are carried out on a fixed-price basis (subject to inflation linkage agreements) are recognized by the percentage-of-completion method. The Company applies this method when the total of the costs of the contract can reasonably be estimated (generally, when the project is more than 20% complete). Revenues ascribed to each period represent costs incurred during the period, with the addition of estimated earnings accrued, based on the extent of progress towards completion during the period. The percentage-of-completion is determined for each contract at the rate which costs incurred to date bear to the total estimated cost of each contract. With regard to contracts on which a loss is anticipated, a provision is made for the entire amount of the estimated loss. Contracts are considered to be 100% complete when the customer accepts the project, when the project is delivered, or when the project complies with performance specifications, depending upon the specific situation.

      Research and development expenses are charged to income as incurred.

         The Company prepares its financial statements in United States dollars on a consolidated basis with the financial statements of its Israeli subsidiary, Casdim Interactive Systems, Ltd., whose financial statements are prepared in accordance with accounting principles generally accepted in Israel. As currently applicable to the Company's consolidated financial statements, such accounting principles are practically identical to U.S. GAAP.

Results of Operations

   Six Months Ended June 30, 1996 Compared with Six Months Ended June 30, 1995

     Product sales decreased to $262,034 during the six-months ended June 30, 1996 from $348,704 during the comparable period in 1995. The decrease in sales was principally attributable to the Company's decision to emphasize the leasing of kiosks rather than their sale. Management believes that this marketing channel will provide the Company with a continuing stream of income and improved results in the future.

     Cost of sales decreased to $56,028 in the 1996 period from $166,665 in the 1995 six-month period, principally as a result of the Company's lower level of sales. As a result, the Company's gross margin for the six-month period ended June 30, 1996 was 78.6% compared to 52.2% in the 1995 period.

     Selling, general and administrative expenses increased 272% in the 1996 six-month period to $591,443 from $216,809 in the 1995 comparable period, due primarily to the Company's establishment of executive offices in New York City, increased compensation, legal and accounting costs, increased marketing costs associated with the Company's efforts to penetrate the United States market and a charge of approximately $164,000 arising from the issuance of stock options to the Company's public relations firm.

     For the six-month period ended June 30, 1996, the Company had an operating loss of $385,437 as compared to an operating loss of $34,770 for the comparable period in 1995. The increase in the Company's operating loss for the 1996 period was due primarily to the increase in the Company's selling, general and administrative expenses and the decline in sales.

     During the six months ended June 30,1996, the Company had other expenses of $57,848 as compared to other expenses of $52,362 in the 1995 period. These expenses consist of foreign currency translation losses and net interest expense.

     As a result of the foregoing, the Company had a loss before taxes of $443,285 for 1996 as compared to a loss before taxes of $87,132 in the comparable 1995 period. The Company's net loss was $443,285 or $.04 per share for the six months ended June 30, 1996 as compared to a net loss of $61,121 (after an income tax benefit of $26,011) or $.05 per share for the comparable period in 1995.

     Years Ended December 31, 1995 and 1994

     Sales. Product sales increased to $2,011,110 in 1995 from $188,351 in 1994, when the Company's Israeli subsidiary, Casdim Israel began its operations. The increase in sales was principally attributable to the initiation of deliveries of the Company's kiosks. Sales of kiosks are expected to increase in 1996, reflecting continued penetration of the Israeli market and the anticipated entry into the U.S. market later in 1996. No assurance can be given that the Company will succeed in its efforts in penetrating the U.S. market.

     Costs of Sales. Cost of sales increased to $468,353 in 1995 from $51,739 in 1994 as a result of the Company's increased level of operations. As a result, the Company's gross profit margin was 76.8% in 1995. The Company expects its gross margins to vary in the future depending on changes in its product and customer mix.


     Selling, General and Administrative Expenses. Selling, general and administrative expenses, increased 18% in 1995 to $237,016, reflecting the Company's increased scope of operations. The Company anticipates that selling, general and administrative expenses will continue to increase in 1996 as a result of the planned increase in marketing and sales efforts for the Company's products and the costs associated with it being a public company.

     Gain (Loss) from Investment Activity. In 1995, the Company had a $93,142 loss from its investment activity, resulting from unsuccessful investments made in 1995 prior to the acquisition of Casdim USA. In 1995 the Company had interest expenses of $75,272 as compared to $54,361 in 1994 as a result of Casdim Israel's increased level of borrowing. The Company expects interest expenses to decline in 1996. However, if the Company's operations increase significantly, it may be required to seek additional debt financing, which will result in increased interest expense.

     Operating Income. As a result of the foregoing, the Company had income before taxes of $1,131,124 in 1995 as compared to a loss of $116,946 in 1994. The Company was subject to income taxes of $440,309 in 1995 as a result of its earnings. Casdim Israel's profits were taxed at the regular Israel corporation tax rate of 37% in 1995, which rate will decline to 36% in 1996.

     Net Income. In 1995, the Company had net income of $690,815 or $.36 per share as compared to a loss of $82,612 or $.07 per share.

Liquidity and Capital Resources

     At June 30, 1996, the Company had $2,272,553 in cash and $2,587,600 in working capital as compared to $26,000 in cash and $179,432 in working capital at December 31, 1995. The Company's liquidity improved in the 1996 period, principally as a result of a private placement of securities. In May 1996, the Company completed a private placement of 4,000,000 shares of its common stock at a sales price of $0.75 per share. The approximately $2,690,000 of net proceeds from the sale of the shares will be used for working capital and to repay existing debt. In August 1996 the Company received an indication from a lender that approximately $950,000 of short-term debt of its Israeli subsidiary would be converted into long-term debt later this year. If this conversion takes place, the Company's working capital position will further improve.

     One of the factors that will affect the Company's working capital in the future is the payment cycle on its sales. At present, a $233,992 receivable from one of the Company's major customers, Kupat Holim, an Israeli health maintenance organization, is over 90 days old. Although the Company believes this receivable to be recoverable, it believes that it will take a number of months for it to be paid in full.




     Management believes that the Company's cash requirements for at least the next twelve (12) months will be met from existing cash, and if needed, short-term borrowing. The Company at present has no significant financial commitments outstanding.

                                    BUSINESS


     The Company designs and develops interactive kiosks, customized databases and performs network integration. Currently, the Company provides kiosks to several large enterprises in Israel, including medical kiosks for Kupat Holim Leumit, one of the four existing HMOs in Israel, Madanis Insurance Company Ltd., Mercantile Bank and shopping malls. The Company also designs, develops and markets multimedia kiosks to companies in various market sectors, including medical health, insurance, banking, human resources and trade fairs.

Products

     The emergence of multimedia has resulted in the dynamic and extremely friendly interaction between the user and the computer. The Company is utilizing this market trend to transfer useful information from a company or organization to its target audience in a persuasive, attractive, and efficient manner. The Company's main products and services consist of:

    *   the sale and lease of multimedia kiosks;
    * the development and sale of databases, kiosk and Internet home pages, servers, and communications applications; and
    * the lease of kiosk space to vendors for advertising, marketing, and promotion of their products.

     Sale and Lease of Multimedia Kiosks. The Company's kiosks offer a form of interactive computerization which allows for easy consumer access to products, services, and information. Consumers are able to access promotional and educational information as well as purchase goods and services. Each kiosk consists of a free-standing, electronic, informational and transactional booth combining a number of computer peripheral technologies which collect and dispense information and services. The kiosks are designed to be flexible and user-friendly in order to meet the diverse needs of users, and are usually placed in a highly visible and active location to provide services and information to a wide audience. The kiosks include up-to-date technology in PC hardware, multimedia, LAN, WAN, satellite communication and applications generators and are comprised of a processor, disk drives, keyboard, video display, touch screen, magnetic card reader, a scanner, and printer. Depending on the application, kiosks may or may not be connected to one or more host systems.

     The manufacture and assembly of kiosks entail five distinct steps:

         * Manufacturing of the Kiosk Enclosure. The manufacturing process takes approximately one to two months, depending on whether the order consists of an existing model or a new design. Although choice of a suitable enclosure design is usually chosen from one of the Company's existing standard models, new designs may be manufactured at the customer's request. The creation of a new enclosure model takes approximately two to three months during which a prototype is built and tested and an operating plan is developed. The enclosures are designed by Zog Ltd., an Israel-based industrial design company, which also oversees the manufacturing process.

         * Purchase of Hardware Components. Most of the hardware used in the kiosks' operating systems is standard and not customized, which provides the Company with flexibility when a change of manufacturer is needed or technical modifications are required. The hardware components include computers and expansion cards, a touchscreen, magnetic card reader, a printer and communications equipment. Generally, the Company selects a hardware supplier after comparing the equipment of three or more suppliers for quality, reliability and durability, as well as adaptability to the other components in the system, and the supplier's quality of service, manufacturer's warranty and selling price.

         * Integration and Adaptation of Software, Database and Graphics. This process includes a system design stage, design of the user-interface and connection of the application components into one complete system. Such components can include a logging component to register activities made at the kiosk stand, and a component for display of advertising during idle time.

         * Testing. The retrieval and content of the of information provided by the individual system is tested before shipping. Great importance is placed on building mechanisms that will enable easy updates of content items and automatic distribution of such information to the kiosks.

         * Connection of Kiosk Units. This process entails the preparation of the required infrastructure for connecting a kiosk to the Company's central control room. Such connections may be implemented through the use of standard telephone lines, ISDN lines, local Ethernet network, frame relay lines, point to point lines, or satellite network. The choice of communication line depends on the number of sites to be connected, the number of kiosks on the site, the quantity of information to be relayed, the frequency of transactions and the type of project (i.e. credit card company, medical data bank, etc.). Gilat - Satellite Communications provides VSATs and hubs for the kiosks' satellite wide area network.

     The sales price of a kiosk in Israel, including both equipment and technology, ranges from $10,000 to $25,000. Under its principal contract with Kupat Holim, 45% of the total price was payable upon execution of the sale agreement, 25% on the installation of a beta site, and the balance of 30% payable upon completion of the project. The agreement with Kupat Holim was entered into in 1994 and provided for the sale of 60 kiosks and certain other peripheral systems for the total price of approximately $2,135,000. As of June 30, 1996, 10 kiosks were in operation and the remaining 50 kiosks were scheduled for installation during 1996. In 1995, Kupat Holim accounted for 75% of the Company's revenues. The Company did not have any material sales in 1994.

     The Company has targeted a base selling price of approximately $15,000 per unit in the U.S. as a consequence of the increased level of competition in the U.S. market. In the U.S., prices may range from $13,000 to $150,000 for a highly sophisticated kiosk. In Israel, the Company entered into sales agreements for 60 kiosks in 1994, and 40 in 1995, of which 20 are currently in operation, and expects to have approximately 140 kiosks in operation in Israel by the end of 1996. In Israel the Company intends to place its leased kiosks in shopping malls, bus stations and tourist venues and is currently negotiating for their placement in such venues. In North America, the Company is focusing is marketing efforts in the lodging and banking industries. No assurance can be given that the Company will be successful in its marketing efforts.

Sales and Marketing

     The Company has begun to emphasize the leasing of kiosks to new customers. The Company intends to place these kiosks in strategic locations in order to create a network of kiosks offering a diverse network of information and transaction capabilities.

     Generally, agreements for the lease of single-purpose kiosks have a minimum term of one year at a minimum rental rate of approximately $1,000 per month for each unit, in addition to the price payable for the development of the customized software. The unit remains the property of the Company, unless purchased, in which case the payment of the last three months' rent is deducted from the total price of the kiosk.

     The Company provides technical support to its customers, at approximately 15% of the total value of the system provided. The Company's information and control center is located at it's head office in Petah Tikva, from which it monitors all kiosks on the network in real time, allowing for tracking of usage, up and down time, information received, access time and a multitude of other functions. This network has been designed to provide flexibility and the Company believes it provides an advantage over it's competitors' non-networked kiosks.

     Development and Sale of Databases, Kiosk and Internet Home Pages, Servers, and Communications Applications. The charge for developing a customer's interactive program ranges from $20,000 to $200,000. Depending on the project, the Company's experienced staff is able to respond to every customer's needs concerning data structure by developing, building, maintaining, and connecting customized databases to the Company's kiosk network.

     Lease of Kiosk Space to Multiple Vendors for Advertising, Marketing, Promotion, and Transactions. The Company leases kiosk space in units to various vendors at a per kiosk cost to each vendor of approximately $3,000 to $6,000 per year per kiosk. Lease prices are determined by the location of the kiosk.

     The Company has developed a multi-dimensional approach to the information services market by targeting the underutilized "leisure time" market. The "leisure time" market refers to time spent between the home and the office, when a customer is more predisposed to shop or require access to services. The Company has approached the market from two different avenues. First, targeting markets which are currently underutilized and have not yet been identified as market niches. Second, the Company turns the kiosks, located in public areas which are heavily frequented, into profit centers. In essence, on a one time sale of capital goods, the Company sells a number of products, services, and applications on an ongoing basis. The markets which the Company targets need not be related, different information channels can co-exist on a single kiosk, and the consumer can then choose which channel to use.


     The Company has installed test kiosks in two of Israel's largest and most successful shopping malls, Ayalon, in Ramat Gan, and Dizengoff Center in Tel Aviv. These kiosks provide information for the shops in the mall and, the touch screen provides the mall visitor with key information about special offers, sales and promotions. In addition, these kiosks detail all the shops and their locations as well as a directional map. With the aid of an internal printer, the kiosks dispense valuable coupons to shoppers which may be used in conjunction with special store promotions. Each store is able to utilize the kiosk to effectively target consumers specific to their business. The kiosk enables fashion, cosmetics, gift and appliance stores to promote their business. The Company is negotiating to install these kiosks, known as Intershops, in a number of major shopping malls in Israel.


     The Company believes it is a leading provider of multimedia kiosks in Israel, and intends to translate its success in the Israeli market to the U.S. market using the same marketing strategy it uses in Israel. To that end, Casdim Israel intends to obtain agreements with various customers to consolidate information, offering services of numerous clients over one network, with each client owning a different information channel. If successful, the consumer need not spend time searching in order to locate an appropriate kiosk, but need only select the relevant channel on any of the Company's kiosks.

     The Company believes the U.S. kiosk market is beginning to mature but is far from saturation. The market research firm of Frost and Sullivan has estimated, that in 1994, the total U.S. multimedia kiosk application market, which includes application software, computer hardware, and kiosks, was $1.1 billion, and it forecasted that the market will grow by 35% annually to reach $2.7 billion by 1997. The Company intends to benefit from this market expansion, targeting organizations in the banking, airline, tourism, insurance, retail, public transit, health care, and governmental sectors.

      The Company's marketing plan for its expansion into the U.S. market includes the establishment of both in-house and distributor sales forces. The in-house sales force will consist of a marketing manager and one sales person who will be responsible for marketing niches. The distributor sales force will be active in specific geographic areas on a case by case basis, and will seek to penetrate specific markets including hotels, convention and trade centers and the health care environment. The Company also intends to seek assistance from consultants in establishing a comprehensive marketing program covering the types of media to be used, which trade shows to attend, and the USP (unique selling point) of the Company. The Company expects that much of the promotional activities will be accomplished through demonstrations of its kiosks. This "self promotion" will compliment the Company's other activities within its marketing campaign. No assurance can be given that the Company will be successful in its plan for entering the U.S. market.

      On September 30, 1996 the Company entered into a letter of intent with Dick Clark International Cable Ventures, Ltd. to establish a 50/50 joint venture for the provision of informational services in Mexico with respect to ATM machines, Point of Purchase machines, interactive kiosks and vending machines. Such letter of intent is subject to due diligence investigations and other conditions. No assurance can be given that the joint venture will be established,  or if established,  that it will be successful.

Research and Development

      The Company directs its research and development ("R&D") efforts into the integration between various products in the areas of multimedia platforms, and the development of software, video and audio products, and animation software, network technologies (LAN and WAN), and products involved in the areas of fiber distributed data interface (FDDI) and asynchronous transfer mode (ATM). This approach results in relatively low cost R&D and allows the Company to develop a wide range of multimedia applications for inclusion in its interactive kiosk operation.

      Simultaneously with the development of kiosks for ongoing projects, the Company is in the process of developing sub-systems for general use in various other applications, including:

              * HTML Kiosk: This type of kiosk is suitable for use when vast amounts of information must be displayed simultaneously, or when the use of Hypertext Markup Language is required.

              * Mall Kiosk: This type of information kiosk enables shoppers to find a certain store within a mall either alphabetically or by category. The system also provides printed directions to store locations.

              * Bit Technology: The transfer of existing operating systems to 32 bit technology.

              * Updated Central Control System: For controlling the status of the kiosks and their informational content, receiving reports from the kiosks, managing service calls and distribution of updates for software and day-to-day contents.

              *  Video Conference and Cartographic Information Display System:
      This will provide consumers with the ability to engage in video conferencing.

              * Continuous Advertising: This component which will display advertisements on a separate screen will be used solely for this purpose. This system will include a mechanism for determining the frequency and availability of advertisements according to the amount of transmission time sold.

      The Company is also currently developing products in the interactive television and Internet areas.

Patents

      In January 1995, the Company acquired a pending patent (No. 108935) for its medical kiosks from CSS Ltd., an affiliated company owned by Mr. Yehuda Shimshon, for $500,000. This patent is pending both in Israel and the United States. The Company does not have any registered trademarks.

Competition

      A number of companies are active in the field of information kiosks in the U.S. Management believes that Factura Composites, Inc., is the market leader in kiosk manufacturing in the United States. Other companies active in the field include: Quick ATM, 1-Media, Aimtech, EDR Systems, Virtual Shopping Inc., Rikon, and HSI. All of these companies have greater financial resources than the Company. There are also a large number of companies in the field of touch screens, peripherals and applications software. The Company believes that it's high standard of product and innovative approach to the market will allow the Company to compete favorably in the U.S. and Israeli markets.

      The Israeli market is a relatively small one in which the Company believes it is a leading competitor. The Company's main competitors in Israel are Golden Screens and Interactive Information Ltd. Golden Screens has been in operation for approximately five years and, to the knowledge of the Company, has approximately 25 kiosks in operation. Golden Screens specializes primarily in providing kiosk for the public and government sectors and does not service private organizations. Its kiosks offer fewer features and less updated technological and multimedia design than the Company's product. Golden Screen's kiosks do not operate in "real time," and lag behind the Company's kiosks in multimedia, computer technology and applications. Interactive Information Ltd. has been in operation for approximately one year and, to date, services only the hotel industry. Management believes such company currently has two kiosks in operation.

      The Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than the Company. Also, many current and potential competitors have greater name recognition and more extensive customer bases that could be leveraged, thereby gaining market share to the Company's detriment. The Company expects to face additional competition as other established and emerging companies enter the interactive kiosk development market and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, operating results and financial condition. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could materially adversely affect the Company's ability to sell additional licenses and maintenance and support renewals on terms favorable to the Company. Furthermore, competitive pressures could require the Company to reduce the price of its licenses and related services, which could materially adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon the Company's business, operating results and financial condition. See "Business -- Competition."

Employees

      At September 30, 1996, the Company and its subsidiaries employed 15 persons, 7 in research and development and technical support, 4 in marketing and sales, and 4 in operations and administration.

Properties

      The Company's executive offices are located at 90 Park Avenue, New York, New York. The Company is currently occupying 200 square feet at a monthly rental cost of $3,060, under a short-term lease which will expire on January 14, 1997. The Company is seeking larger permanent space in the metropolitan New York area and believes it will be able to obtain such space on commercially acceptable terms.

      The  Company's  research  and  development  facility  is  located  in  the industrial zone of Petah Tikva, Israel. The premises, which consist of approximately 7,600 square feet and five parking bays, are shared with CSS Ltd. The Company utilizes approximately 3,000 square feet to house its administrative, marketing and technical departments. The lease provides for monthly rentals of $6,840 per month of which half of such amount is linked to changes in the Israeli Consumer Price Index ("CPI"). The Company pays its pro-rata share of the lease costs for the premises. The lease expires in April 1997 and may be renewed for five additional years.

Legal Proceedings

      The Company is not a party to any material litigation.

Conditions in Israel

      The following information is intended to advise prospective investors of certain conditions in Israel that could affect the Company.

      Political Conditions

      Since the establishment of the State of Israel in 1948, a state of hostility has existed, varying as to degree and intensity, among Israel and various Arab countries, which has led to a number of armed conflicts in the past and continues to create security and economic problems for Israel. A peace agreement was signed between Israel and Egypt in 1979, and limited economic and full political relations have been established between the two countries. A peace treaty between Israel and the Hashemite Kingdom of Jordan was signed in 1994, ending the state of war along Israel's longest border, pursuant to which full political and economic relations were formally established.

      Since December 1987, civil unrest has existed in the territories which came under Israel's control in 1967. In September 1993, Israel entered into a Declaration of Principles with the Palestine Liberation Organization (the "PLO"), which sets forth a basic framework for continued negotiations between Israel and the PLO with respect to ending the state of hostility between such parties. In April 1994, negotiations between Israel and the PLO resulted in the signing of an interim agreement to grant Palestinian Arabs limited autonomy in certain of the Territories administered by Israel; in September 1995, Israel and the PLO signed an additional agreement regarding the transfer of civil administration to the Palestinian Authority in other areas of the Territories and the Israeli Army has withdrawn from certain of such areas as well. No prediction can be made as to whether any other written agreements will be entered into between Israel and its neighboring countries, whether a final resolution of the area's problems will be achieved, the nature of any such resolution, or whether the civil unrest in the administered territories will continue and to what extent the unrest will have an adverse impact on Israel's economic development or on the operations of the Company in the future.

      Most adult male permanent residents of Israel under the age 51 are, unless exempt, obligated to perform approximately 26 days of military reserve duty annually. Additionally, all such residents are subject to being called to active duty at any time under emergency circumstances. The male officers and employees of the Company are generally currently obligated to perform annual reserve duty. While the Company and its personnel have operated effectively under these requirements, no assessments can be made as to the full impact on the Company's work force or business if conditions should change and no prediction can be made as to the effect on the Company of any expansion or reduction of these obligations.

      Certain countries and companies participate in a boycott of Israeli companies and others doing business in Israel or with Israeli companies. The Company, however, believes that the boycott will not have a material adverse impact on the Company's business.

      On November 4, 1995, Prime Minister Yitzhak Rabin was assassinated. In June 1996, following general elections a new Israeli government was formed, headed by the newly elected Prime Minister, Benjamin Netanyahu of the Likud Party. No prediction can be made at this time as to the effect of the new policies to be adopted by the Netanyahu government on the pending peace process, foreign investments in Israel and in Israeli companies, and other areas of importance to the Company and its business.

      Economic Conditions

      In 1995, for the sixth consecutive year, the economy of Israel experienced significant expansion. During calendar years 1990 through 1995, Israel's gross domestic product increased by 5.0%, 6.2%, 6.7%, 3.4%, 6.5% and 6.8%, respectively. The Israeli government's monetary policy contributed to relative price and exchange rate stability during most of these years despite fluctuating rates of economic growth and a high rate of unemployment.

      Israel's economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early- to mid-1980s, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. For these and associated reasons, the Israeli Government has intervened in sectors of the Israeli economy, employing among other means, fiscal and monetary policies, import duties, foreign currency restrictions and control of wages, prices and exchange rates, and has frequently reversed or modified its policies in all these areas. The Company believes that the rate of inflation in Israel has not had a material effect on its business activities to date because (i) most of the Company's activities are funded or paid in United States dollars or NIS indexed to the dollar, and (ii) Israeli inflation, although still significant, has been relatively stable over the last several years. The inflation rates for 1994 and 1995 and for the first six months of 1996 (annualized) were 14.5%, 8.1% and 14.0%, respectively. In the event that inflation in Israel were to return to such high levels as would have a significant negative impact on Israel's economy as a whole, the Company's results of operations and financial position could be materially adversely affected.

      The defense burden, the absorption of immigrants and the development of the economy have resulted in high balance of payments deficits in Israel for many years. The main sources of capital to finance the deficits have been military and economic aid from the United States (including loan guarantees), reparations and other remittances to Israeli residents, sales of bonds (primarily in the United States), intragovernmental, institutional and free market loans and contributions from the international Jewish community. Although the Company knows of no planned reductions or delays in such sources of capital, the Israeli economy could suffer serious adverse consequences if such sources of capital were to be reduced by material amounts.

      Trade Agreements

      Israel is a member of the United Nations, the International Monetary Fund, the International Bank for Reconstruction and Development and the International Finance Corporation. Israel is a signatory to the General Agreement on Tariffs and Trade, which provides for reciprocal lowering of trade barriers among its members.

      Israel became associated with the European Union by an agreement concluded in 1975 which confers certain advantages with respect to Israeli exports to most of the European countries and obliges Israel to lower its tariffs with respect to imports from those countries over a number of years.

      In September 1992, Israel signed a free trade agreement with the European Free Trade Association ("EFTA"), the members of which are Austria, Finland, Iceland, Liechtenstein, Norway, Sweden and Switzerland. The agreement, which became effective on January 1, 1993, entitles the exporting countries of EFTA trading with Israel to conditions similar to those that the countries of the European Union enjoy when trading with the United States.

      In 1985, Israel and the United States entered into an agreement to establish a Free Trade Area, which is intended to ultimately eliminate all tariff and certain non-tariff trade between the two countries. Under the Agreement, most products received immediate duty free status in 1985, staged reductions are taking place on others and reductions on tariffs relative to a third category may be accelerated prior to 1995, by which all tariffs are to be eliminated.

      Israel is the only country that has free-trade area agreements with the United States, the European Union and the EFTA states. Additionally, the end of the Cold War has enabled Israel to establish commercial and trade relations with a number of other nations, including China, Russia, and the nations of Eastern Europe, with which Israel had not previously had such relations.

                                   MANAGEMENT

Executive Officers and Directors

      The Directors and Executive Officers of the Company are:


Name                              Age       Position
Yehuda Shimshon................    43       Chairman of the Board, President &
                                            CEO, and Chief Financial Officer
Ilan Mintz.....................    43       Director
Israel Shimshon................    66       Director

David Tamir....................    52       Director
Gary P. Tober     .............    46       Secretary
Doron Leave....................    42       Vice President of Operations and
                                            Director


      Yehuda Shimshon, 43, Chairman of the Board, President, CEO, and Chief Financial Officer of the Company since December 1995, began his career in the Israeli Defense Forces and rose to the rank of Captain. Upon his discharge from the Israel Defense Forces in 1977, he began a career as a consultant to organizations active in international trade throughout Europe and Africa. Mr. Shimshon became active in the field of computer research, developing and writing programs which led to the establishment by him of Casdim Software Systems Ltd. in 1986, an Israeli company which develops clinical laboratory management systems ("CSS Ltd."), and Casdim Interactive Systems Ltd. in 1994, an Israeli company and wholly-owned subsidiary of the Company which designs and develops interactive kiosks and customized databases and performs network integration ("Casdim Israel"). Mr. Shimshon has been the Chief Executive Officer of these companies since their inception.

      Israel Shimshon, 66, a director of the Company since March 1996, has been principally employed as the managing director of Hagadish Insurance Agency, an Israeli general insurance agency, since 1953. Israel Shimshon is the father of Yehuda Shimshon.


      Doron Leave, 42, a director of the Company since August 1996, has been the Company's Vice President of Operations since July 1996. From September 1990 to July 1996, Mr. Leave was employed by Bank Hapoalim Ltd., most recently as Branch Manager of its Allenby, Tel Aviv branch. Mr. Leave holds a degree in Business Administration from Tel Aviv University.


      Ilan Mintz, 33, a director of the Company since December 1995, has been principally employed in various executive positions with CSS Ltd. Mr. Mintz began his employment with CSS Ltd., a company wholly owned by Mr. Shimshon, in 1990 as manager of the Customer Support and Training Division. In June 1993 he became the director of the Marketing Division of CSS Ltd. and has served as General Manager since January 1995.


      David Tamir, 52, a director of the Company since May 1996, is currently engaged as an independent consultant. In addition, he is currently the chief project manager for WEDA Consultants N.V., a project consulting firm, which provides services to other Companies. From May 1992 to December 1995, Mr. Tamir was president of Powerspectrum Technology, a majority-owned subsidiary of Geotek Communications, Inc. ("Geotek"), a wireless communications provider. From January 1996 to May 1996 Mr. Tamir was employed in Israel by Geotek in a non-executive position. From 1990 until May 1992, Mr. Tamir served as a representative of the Israeli Armament Development Authority in Washington, D.C. Mr. Tamir was initially elected to the Company's Board of Directors as the designee of the investors in the Company's 1996 Private Placement.


      Gary P. Tober, 46, Secretary of the Company since December 1995, has been a member of the law firm of Lane Powell Spears Lubersky of Seattle for over five years. Mr. Tober practices in the areas of international business law, taxation, and international investment law.

      All Directors of the Company hold office until the next Annual Meeting of Stockholders and until their successors have been elected and qualified. Officers serve at the pleasure of the Board of Directors. Mr. Israel Shimshon, a director of the Company, is the father of Mr. Yehuda Shimshon, the Chairman, President, and CEO of the Company. All of the executive officers devote their full time to the operations of the Company.

Executive Compensation

      None of the Company's executive officers received any compensation during 1995. Yehuda Shimshon's salary for 1996 is expected to be $240,000. The Company does not have any retirement plans for its executives. There are currently no employment agreements between the Company and any of its officers.

                              CERTAIN TRANSACTIONS

      In October 1995, Casdim Israel entered into an agreement with CSS Ltd., a company wholly owned by Yehuda Shimshon. Pursuant to this agreement, Casdim Israel paid CSS Ltd. $700,000 for services and products to be supplied by CSS Ltd. to the Company. These products and services included: (i) adaptation of the Scope(TM) LIS system operating in the 140 laboratories of Kupat Holim Klalit ("Kupat Holim") to work with the medical kiosk; (ii) development and implementation of a central data base for laboratory test results; (iii) implementation of the "Laboratory Test Results Central Data Base" to work with the 140 laboratories and 400 clinics of Kupat Holim; and (iv) communication software and adaptation of various interfaces between CSS Ltd. and Casdim Israel's products. The agreement also provided that in the event Kupat Holim or other companies purchased the above-mentioned products from CSS Ltd., the proceeds, up to the sum of $700,000 would be repaid to Casdim Israel. On October 31, 1995, Kupat Holim ordered a central data base for laboratory test results from CSS Ltd. for $260,000, excluding additional payments covering certain extras. In January 1996, CSS Ltd. paid $125,000 of the $260,000 to Casdim Israel. The Company expects that the remaining amount due under the agreement will be received later in 1996.


      Also in October 1995, Casdim Israel loaned CSS Ltd. $300,000 at a rate of interest linked to the Israeli CPI, which loan was repaid in 1996. In January 1995, Casdim Israel purchased a pending patent from CSS Ltd. relating to the medical multi-media kiosks for the sum of $500,000.

      On November 21, 1995 the Company entered into an agreement with Casdim USA and Mr. Yehuda Shimshon. Mr. Shimshon acted on behalf of himself and Cedarwood, the then sole shareholders of Casdim USA. Pursuant to the terms of the Exchange Agreement, the Company acquired all the issued and outstanding shares of Casdim USA in exchange for 425,000,000 shares of the Company. The Exchange Agreement, which became effective on December 11, 1995, was approved at a special meeting of the shareholders of the Company held on October 24, 1995 at which the shareholders also approved: (i) renaming the Company Casdim International Systems, Inc.; (ii) the 50:1 stock split of 76,700,000 shares, the then outstanding number of shares of the Company, into 1,534,000 shares; (iii) the relocation of the Company's headquarters from Colorado to Nevada; and (iv) the appointment of Mr. Shimshon as President and Chairman of the Board. As of December 31, 1995, the Company had 9,634,000 shares outstanding, of which 44.1% was owned by Mr. Shimshon and 44.1% was held by Cedarwood, a company in which he holds a controlling interest. At the time of the exchange, Mr. Shimshon and Cedarwood were each 50% shareholders of Casdim USA.

      In July 1996 the Company entered into a one year consulting agreement with WEDA Consultants N.V., a project consulting firm, with which firm Mr. Tamir is employed as a chief project manager. Under the terms of the consulting agreement, WEDA receives a monthly retainer of $10,000 and has been granted options to purchase 100,000 shares of common stock, which vest ratably over two years, beginning on the first anniversary of the grant. Mr. Tamir was originally elected to the Board of Directors as the designee of the investors in the Company's 1996 Private Placement.

                       PRINCIPAL AND SELLING STOCKHOLDERS

      The following table sets forth certain information regarding the aggregate and percentage ownership of the Company's Common Stock as of August 14, 1996 and the percentage ownership as adjusted to reflect the sale of the 5,450,000 shares of Common Stock offered hereby by the Company and the Selling Stockholders pursuant to this offering, by (i) each person known by the Company to beneficially own more than five percent of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the executive officers and (iv) all directors and executive officers as a group.


                                                      Beneficial Ownership                            Beneficial Ownership
                                                         Prior to Offering       Number                 After Offering
                                                    Number of    % of Shares    of Shares         Number of      % of Shares
               Name and Address                      Shares      Outstanding   to be Sold          Shares       Outstanding
               ----------------                    ---------     -----------   ----------          ------       -----------

Yehuda Shimshon(1)............................      8,250,000(2)     60.5%          --           8,250,000(2)     55.8%
Cedarwood Trading & Investment Ltd.(1)........      4,000,000        29.3        300,000         3,700,000        25.0%
Doron Leave(1)................................          --            --            --               --              *
Ilan Mintz(1).................................          --            --            --               --              *
Israel Shimshon(1)............................          --            --            --               --              *
David Tamir(1)................................          --            --            --               --              *
Gary P. Tober(1)..............................          --            --            --               --              *
Derek Caldwell................................         50,000          *           50,000            --              *
Frank P. Brosens..............................        400,000         2.9         400,000            --              *
European Venture Corp.........................        533,333         3.9         533,333            --              *
Lotmar Ltd....................................        533,333         3.9         533,333            --              *
Kempton Investments Ltd.......................        533,333         3.9         533,333            --              *
Karle Ltd.....................................        533,333         3.9         533,333            --              *
Nathan Low....................................        413,334         3.0         413,334            --              *
M.H. Meyerson & Co............................        200,000         1.5         200,000            --              *
Pharos Fund Limited...........................        266,666         2.0         266,666            --              *
RBC Inc.......................................         66,668          *           66,668            --              *
Tinicum Investors.............................        400,000         2.9         400,000            --              *
Andrew Hart...................................         40,000          *           40,000            --              *
Alan Swerdloff................................         13,334          *           13,334            --              *
Dwight Miller.................................         16,666          *           16,666            --              *
Pelican Securities & Investments Ltd..........        100,000 (3)      *          100,000 (3)        --              *
Softbreeze Ltd................................        250,000 (3)     1.8         250,000 (3)        --              *
Montaraz Limited..............................        350,000 (3)     2.6         350,000 (3)        --              *
Onvoy Holdings Ltd............................        400,000 (3)     2.9         400,000 (3)        --              *
Wideglobe Ltd.................................         50,000 (3)      *           50,000 (3)        --              *

All Executive Officers and Directors as a
group (4 persons).............................      8,250,000        60.5%          __           8,250,000         55.8%

------------------------
*     Less than 1%


(1) The address for Mr. Yehuda Shimshon is 90 Park Avenue, New York, New York 10016. The address for Cedarwood Trading & Investment Ltd. ("Cedarwood") is c/o Bank of Bermuda, 6 Front Street, Hamilton HM 11, Bermuda. The address for Messrs. Doron Leave, Ilan Mintz, Israel Shimshon and David Tamir is 5 Haofan Street, Kiryat-Arie, P.O. Box 3599, Petah Tikva, Israel 49130. The address for Mr. Tober is 1420 Fifth Avenue, Suite 4100, Seattle, Washington 98701-2338.

(2) Includes 4,000,000 shares held by Cedarwood, in which entity Mr. Yehuda Shimshon has a controlling beneficial interest. Accordingly, he is deemed to be the beneficial owner of such shares.

(3)   Shares issuable upon exercise of currently exercisable Warrants.

                         SHARES ELIGIBLE FOR FUTURE SALE

      Prior to this offering, the Company had 13,634,000 Shares outstanding. Upon completion of this offering and assuming the full exercise of the Warrants there will be 14,784,000 shares of Common Stock of the Company outstanding. Of these shares, 8,500,000 were issued by the Company in transactions not involving a public offering in December 1995, and are thus treated as "restricted securities" within the meaning of Rule 144 under the Securities Act.

      In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned his or her shares for at least two years, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the number of then outstanding shares or (ii) the average weekly trading volume of such shares during the four calendar weeks preceding each such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, filing requirements and the public availability of certain information about the Company.

      No precise predictions can be made of the effect, if any, that market sales of restricted Shares or their eligibility for sale under Rule 144 will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the restricted Shares on the public market could adversely affect such market price and could impair the Company's future ability to raise capital through the sale of equity securities.

                          DESCRIPTION OF CAPITAL STOCK

      The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock, of which 13,634,000 shares of Common Stock are currently outstanding and 14,784,000 shares of Common Stock will be outstanding if Warrants are exercised in full. All issued and outstanding shares of Common Stock of the Company are, and the Shares offered hereby when issued and paid for will be, validly issued, fully paid and nonassessable. The Shares do not have preemptive rights and are not convertible or redeemable.
      The Company is currently incorporated in Colorado and its certificate of incorporation provides for the issuance of 100,000,000 shares of Preferred Stock, par value $0.00001 per share, and 500,000,000 shares of Common Stock, par value $0.00001 per share. On September 16, 1996, the Company began soliciting proxies to be voted at the Company's Annual Meeting to be held on October 16, 1996. Among the matters to be voted upon at the Annual Meeting is shareholder approval of the Company's Plan of Merger in which the Company will merge into its wholly-owned subsidiary incorporated in the State of Delaware, Casdim Delaware, Inc. ("Casdim Delaware"). Casdim Delaware's certificate of incorporation authorizes the issuance of 30,000,000 shares of Common Stock, par value $.01 per share, with no provision for preferred shares. Upon completion of the merger, each outstanding share of the Company's Common Stock will be converted into a share of common stock of Casdim Delaware, and Casdim Delaware's name will be changed to the

Company's name. The assets and business operations of Casdim Delaware after the merger will be identical to those of the Company immediately prior to the merger.


      Under its current certificate of incorporation, the Board of Directors of the Company, without action by the stockholders, is authorized to issue the shares of Preferred Stock in one or more series and, within certain limitations, to determine the voting rights (including the right to vote as a series on particular matters), preferences as to dividends and in liquidation, conversion, redemption and other rights of each such series. The Board of Directors could issue a series with rights more favorable with respect to dividends, liquidation and voting than those held by the holders of any class of common stock. The Company presently has no outstanding shares of Preferred Stock and has agreed with the investors in its May 1996 Private Placement to amend its certificate of incorporation to authorize the issuance of common stock only.

      The authority of the Board to issue the Preferred Stock could have the effect of discouraging attempts to obtain control of the Company by means of merger, tender offer, proxy contest or otherwise or could delay and make more costly any such attempt. The voting and conversion rights provided to such shares could adversely affect the voting power of the holders of Common Stock. There are presently no agreements or understandings with respect to the issuance of Preferred Stock and the Board of Directors has no present intention to issue any shares of Preferred Stock.

Common Stock

      The holders of shares of Common Stock have one vote per share. None of the shares have or will have preemptive or cumulative voting rights, be redeemable, or be liable for assessments or further calls. None of the shares will have any conversion rights except as specified above.

      Subject to the rights of holders of any Preferred Stock which may be issued, the holders of shares of any class of common stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefor and, upon liquidation, to share pro rata in any distribution to stockholders. The Company does not anticipate declaring or paying any cash dividends for the foreseeable future. See "Dividend Policy."

      The shares of Common Stock beneficially owned by Mr. Shimshon and Cedarwood aggregate approximately 60.5% of the shares of Common Stock currently outstanding and will amount to 55.8% of the shares of Common Stock to be outstanding upon completion of the offering hereby. They will be able to exercise substantial influence over the election of directors and other issues which are submitted to the stockholders of the Company. See "Risk Factors--Control."

Transfer Agent and Registrar

      TranSecurities Corporation of Spokane, Washington acts as transfer agent and registrar for the Common Stock.

                              PLAN OF DISTRIBUTION

      The Shares offered hereby may be sold from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Shares offered hereby may be sold without limitation by one or more of the following methods: (i) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (iv) face-to-face transactions between sellers and purchasers without a broker-dealer or otherwise. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.

      The Selling Shareholders have advised the Company that they will comply with Rule 10b-6 promulgated under the Exchange Act in connection with all sales of Shares issuable upon exercise of the Warrants or otherwise offered hereby.

      The Company will pay the expenses of this offering which expenses are estimated to be approximately $75,000.

                                  LEGAL MATTERS

      Certain legal matters will be passed upon by Carter, Ledyard & Milburn, New York, New York counsel for the Company. The validity of the issuance of the Shares offered hereby will be passed upon by Brenman Key & Bromberg, P.C., Denver, Colorado.

                                     EXPERTS

      The financial statements of Casdim International Systems, Inc. at December 31, 1994 and 1995 and for the two years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Hocker, Lovelett, Hargens & Yennie, P.C., independent accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

      The Company files certain reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Regional Offices of the
Commission: Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site at http://www.sec.gov. which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

      The Company has filed with the Commission in Washington, D.C., a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the financial statements and exhibits filed as part thereof. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




                                                                        Page
Report of Independent Accountants.....................................  F-2

Consolidated Balance Sheets at December 31, 1994 and 1995.............  F-3

Consolidated Statements of Operations for the years
ended December 31, 1994 and 1995......................................  F-4

Consolidated Statements of Stockholders' Equity for the
years ended December 31, 1994 and 1995................................  F-5

Consolidated Statements of Cash Flows for the years ended
December 31, 1994 and 1995............................................  F-6

Notes to Consolidated Financial Statements............................  F-7


              INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

   Consolidated Balance Sheets at June 30, 1996 and
      December 31, 1995...............................................  F-13

   Consolidated Statements of Income for the six
      months ended June 30, 1996 and 1995.............................  F-14

   Consolidated Statements of Cash Flows for the six
      months ended June 30, 1996 and 1995.............................  F-15

   Notes to Interim Consolidated Financial Statements.................  F-16

                    HOCKER, LOVELETT, HARGENS & YENNIE, P.C.
                          Certified Public Accountants


                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors
CASDIM INTERNATIONAL SYSTEMS, INC.
Riverton, WY 82501

We have audited the accompanying consolidated balance sheets of CASDIM INTERNATIONAL SYSTEMS, INC. (a corporation) and its subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CASDIM INTERNATIONAL SYSTEMS, INC. (a corporation) and its subsidiaries as of December 31, 1995 and 1994 and the results of their operations, stockholders' equity and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


/s/Hocker, Lovelett, Hargens & Yennie, P.C.
April 8, 1996
Riverton, Wyoming

                       CASDIM INTERNATIONAL SYSTEMS, INC.
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

     ASSETS                                      1995            1994
                                               --------        --------
CURRENT ASSETS
     Cash                                    $       26      $    9,488
     Accounts receivable
       Trade                                    155,783       1,085,353
       Other - Note 2                         1,202,505         302,825
                                             ----------      ----------
         Total                                1,358,314       1,397,666

PROPERTY AND EQUIPMENT - NOTE 3
     Property and equipment                     111,727          60,042
     Less accumulated depreciation           (   20,919)     (    4,458)
                                             ----------      ----------
       Net                                       90,808          55,584

OTHER ASSETS
     Patent, net - Note 4                       467,659           -
                                             ----------      ----------

               TOTAL                         $1,916,781      $1,453,250
                                             ==========      ==========

     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
     Accounts payable
       Trade                                 $   38,763      $   37,239
       Other - Note 5                           465,417          50,919
       Deposit                                     -          1,234,516
     Current maturities of debt - Note 6        674,702         186,912
                                             ----------      ----------
         Total                                1,178,882       1,509,586

LONG-TERM DEBT
     Accrued severance pay, net - Note 7         12,986           9,566

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY     72,372       (   7,164)
                                              ----------      ---------

               TOTAL                          1,264,240       1,511,988

STOCKHOLDER'S EQUITY
     Common stock, $.00001 par value,
       500,000,000 shares authorized
       9,634,000 shares issued and
       outstanding, 285,000 shares
       held in treasury stock                       945             745
     Additional paid in capital                 194,480          94,680
     Less treasury stock (cost)              (    1,425)     (    1,425)
     Retained earnings (deficit)                458,541      (  152,738)
                                             ----------      ----------
         Total                                  652,541      (   58,738)
                                             ----------      ----------

               TOTAL                         $1,916,781      $1,453,250
                                             ==========      ==========

See accompanying notes to consolidated financial statements

                       CASDIM INTERNATIONAL SYSTEMS, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994




                                                1995            1994
                                             ----------      ----------

SALES                                        $2,011,110      $  188,351

COST OF SALES                                   468,353          51,739
                                             ----------      ----------

GROSS PROFIT                                  1,542,757         136,612

SALES, ADMINISTRATIVE AND GENERAL EXPENSES      237,016         199,411
                                             ----------      ----------

INCOME (LOSS) FROM OPERATIONS                 1,305,741      (   62,799)

OTHER INCOME (EXPENSES)
     Interest expense                        (   75,272)     (   54,361)
     Investment activity loss                (   93,142)          -
     Gain (loss) foreign translation         (    6,203)            214
                                             ----------      ----------
          Total                              (  174,617)     (   54,147)
                                             ----------      ----------

INCOME (LOSS) FROM OPERATIONS BEFORE TAXES    1,131,124      (  116,946)

INCOME TAX (EXPENSE) BENEFIT                 (  440,309)         34,334
                                             ----------      ----------

NET INCOME (LOSS)                            $  690,815      $(  82,612)
                                             ==========      ==========



NET EARNINGS (LOSS) PER SHARE                $      .36      $(     .07)
                                             ==========      ==========

WEIGHTED AVERAGE NUMBER OF
  SHARES OUTSTANDING                          1,899,000       1,134,000
                                             ==========      ==========






See accompanying notes to consolidated financial statements


                                               CASDIM INTERNATIONAL SYSTEMS, INC.
                                        CONSOLIDATED STATEMENTS OF STOCKHOLDERS EQUITY
                                        FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994


                                                 ADDITIONAL
                                                  COMMON         PAID IN       TREASURY      RETAINED
                     SHARES          STOCK        CAPITAL         STOCK        EARNINGS       TOTAL
                     ------          -----        -------         -----        --------       -----
Balance 1/1/94
as previously
reported           56,700,000    $       710   $    92,180   $    (1,425)   $   (77,294)   $    14,171

Sales                                      0         2,500             0              0          2,500

Business
consolidation
as if             (55,566,000)            39             0             0              0             39

Net Loss, as if
consolidated                               0             0             0        (82,612)       (82,612)

Less minority
interest                                   4             0             0         (7,168)        (7,164)
                  -----------    -----------   -----------   -----------    -----------    -----------
Balance,
12/31/94            1,134,000            745        94,680        (1,425)      (152,738)       (58,738)

Sales                                    200        99,800             0              0        100,000

50:1 reverse
stock split         8,500,000

Net income                                 0             0             0        690,815        690,815

Less minority
interest                                   0             0             0        (79,536)       (79,536)
                  -----------    -----------   -----------   -----------    -----------    -----------
Balance
12/31/95            9,634,000    $       945   $   194,480   $    (1,425)   $   458,541    $   652,541
                  ===========    ===========   ===========   ===========    ===========    ===========

See accompanying notes to consolidated financial statements.

                       CASDIM INTERNATIONAL SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                     1995            1994
                                                  ----------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES:

         Net income (loss)                       $  690,815      $(  82,612)
         Adjustments to reconcile net income
           to net cash provided by operating
           activities:
            depreciation and amortization            48,802           4,458
         Changes in operating assets and
           liabilities:
           (Increase) Decrease In:
           Accounts receivable - trade              929,570      (1,085,353)
           Accounts receivable - other           (  899,680)     (  302,825)
         (Decrease) Increase In:
           Accounts payable - trade                   1,524          37,275
           Accounts payable - other                 414,498          50,919
           Deposits                              (1,234,516)      1,234,516
                                                 ----------      ----------

                Net cash (used) by
                  operating activities           (   48,987)     (  143,622)

CASH FLOWS FROM INVESTING ACTIVITIES:

         Purchase of property and equipment      (   51,685)     (   60,042)
         Purchase of patent                      (  500,000)           -
                                                 ----------      ----------

                Net cash used in investing
                  activities                     (  551,685)     (   60,042)

CASH FLOWS FROM FINANCING ACTIVITIES

         Proceeds from notes payable                487,790         186,912
         Severance pay                                3,420           9,566
         Proceeds from issuance of stock            100,000           2,500
                                                 ----------      ----------

                Net cash provided by financing
                  activities                        591,210         198,978
                                                 ----------      ----------

DECREASE IN CASH                                 (    9,462)     (    4,686)

CASH
         Beginning of year                            9,488          14,174
                                                 ----------      ----------

         End of year                             $       26      $    9,488
                                                 ==========      ==========


See accompanying notes to consolidated financial statements.

                       CASDIM INTERNATIONAL SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


1.       General

         The Company designs and develops interactive kiosks and performs network integration.

2.       Summary of Significant Accounting Policies:

         This summary of significant accounting policies of CASDIM INTERNATIONAL SYSTEMS, INC., (the Company) and its subsidiaries, CASDIM INTERACTIVE SYSTEMS USA, INC. and CASDIM INTERACTIVE SYSTEMS, LTD., (ISRAEL), is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity.

         a. Accounting principles - The Company's financial statements are prepared in accordance with generally accepted accounting principles ("GAAP") in Israel and in the United States. As applicable to these financial statements, such accounting principles are in all material respects substantially identical.

         b. Name change - Effective December 11, 1995, S.W. Financial Corp.'s name was changed to CASDIM INTERNATIONAL SYSTEMS, INC.

         c. Principles of consolidation - In 1995, CASDIM INTERNATIONAL SYSTEMS, INC. issued 8,500,000 shares of stock after a 50:1 reverse stock split to acquire 100% of CASDIM INTERACTIVE SYSTEMS USA, INC., which owns 90% of CASDIM INTERACTIVE SYSTEMS, LTD., (ISRAEL). The business combination has been accounted for using the pooling method of accounting. The consolidated financial statements include the accounts of the Company and its subsidiaries.

         d. Rates of exchange - Assets and liabilities, in or linked to, foreign currency are included on the basis of the representative exchange rate prevailing at the balance sheet date. Representative exchange rates between the NIS and the U.S. dollar at December 31, 1995 and 1994 were NIS 3.135=US $1.00, NIS 3.018=US $1.00 respectively.

                       CASDIM INTERNATIONAL SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS



         e. Foreign operations - CASDIM INTERACTIVE SYSTEMS, LTD., (ISRAEL) maintains its accounts in nominal New Israeli Shekels ("NIS"). Certain of the dollar amounts in the financial statements may represent the dollar equivalent of other currencies, including the New Israeli Shekel ("NIS"), which may not be exchangeable for dollars.

                   Transactions and balances denominated in dollars are presented at their dollar amounts. Non-dollar transactions and balances are remeasured into dollars in accordance with the principles set forth in the Statement of Financial Accounting Standards ("FAS") No. 52, "Foreign Currency Translation," of the Financial Accounting Standards Board of the United States.

                   Accordingly, items have been remeasured as follows:

                            Monetary items-at the current exchange rate at each balance sheet date;

                            Nonmonetary items-at historical exchange rates;

                            Income and expense items-at exchange rates current as of the date of recognition of those items (excluding depreciation and other items deriving from nonmonetary items);

                            Exchange   gains  and  losses  from   aforementioned
                            remeasurement (which are immaterial for each year) are reflected in the statements of income.

                   Linkage Basis - Balances which are linked to the Israeli Consumer Price Index (the "CPI") are presented on the basis of the index at the balance sheet date, which index is published subsequently. Balances denominated in, or linked to, currencies other than the dollar are presented according to the exchange rates prevailing at the balance sheet date.

                   The Israeli CPI increase by 8.1% for the year ending December 31, 1995 and 14.45% in the year ending December 31, 1994.

                   The effects of the inflationary erosion of monetary items and interest is included in financial income or expenses, as appropriate.

                       CASDIM INTERNATIONAL SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


         f. Fixed Assets - Fixed assets are stated at cost. Depreciation has been calculated by the straight-line method over the estimated useful lives of the assets.

                                                              Years
                                                              -----
                            Leasehold improvements             10

                            Motor vehicles                     7

                            Office furniture and
                              equipment (mainly computers
                              and peripheral equipment)       5-20

                   Leasehold    improvements    are   depreciated    using   the
                   straight-line method over the period of each lease, not to exceed the estimated useful life of the improvements.

         g. Cash and Cash Equivalents - For purposes of the statement of cash flows, the Company considers cash and cash equivalents to consist of all cash, either on hand or in banks including time deposits, and any highly liquid debt instruments purchased with a maturity of three months or less.

         h. Bad Debts - Uncollectible accounts receivables are charged directly against earnings when they are determined to be uncollectible. Use of this method does not result in a material difference from the valuation method required by generally accepted accounting principles.

         i. Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         j. Comparative Statements - The comparative statements for 1995 and 1994 have been restated as if the individual companies had been combined during the entire periods.

         k. Recognition of Income - Income deriving from long term contracts are recognized upon percentage completion basis. At December 31, 1995 the Company completed 78% of its $2,074,029 (NIS 6,502,080) contract with Kupat Holim Leumit. Estimated costs amount to $743,762 (NIS 2,331,695).

                       CASDIM INTERNATIONAL SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


         l. Deferred income taxes - Deferred income taxes are provided for temporary differences between the assets and liabilities, as measured in the financial statements, and for tax purposes at the tax rate expected to be in force when these differences reverse, in accordance with Statement No. 109 of the Financial Accounting Standards Board ("FASB") (Accounting for Income Taxes). Deferred income taxes are not material to the financial statements.

         m. Net Income per Share - Net income per share is computed on the weighted shares adjusted for the issuance of shares and consolidation.


3.       Other Receivables and Prepaid Expenses
                                                    1995            1994
                                                 ----------      ----------
         Employees                               $    -          $    3,314
         Deferred taxes                               -              34,334
         Prepaid expenses                            52,103          26,205
         Related parties                          1,150,402         194,578
         Income tax withheld                          -              44,394
                                                 ----------      ----------
                                                 $1,202,505      $  302,825
                                                 ==========      ==========
4.       Fixed Assets

         Cost                                       1995            1994
                                                 ----------      ----------
         Leasehold improvement                   $    2,428      $    2,181
         Furniture & equipment                       89,325          56,433
         Motor vehicles                              19,974           1,428
                                                 ----------      ----------
                                                    111,727          60,042
         Accumulated depreciation
         Leasehold improvement                          384             127
         Furniture & equipment                       17,441           4,241
         Motor vehicles                               3,094              90
                                                 ----------      ----------
                                                     20,919           4,458
                                                 ----------      ----------

                                                 $   90,808      $   55,584
                                                 ==========      ==========

5.       Patent
         On January 1995, the Company acquired a pending patent No. 108935 from CASDIM SOFTWARE SYSTEMS, LTD. for the sum of $500,000 (US dollars). The patent is being depreciated using the straight-line method over the period of ten years.

                       CASDIM INTERNATIONAL SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS



6.       Other Payable and Accrued Liabilities
                                                    1995            1994
                                                 ----------      ----------
         Provision for taxes, net                $  364,520      $    -
         Payroll and related amounts                 17,191           8,913
         Accrued expenses                             8,953          16,278
         Government authorities                      74,753          25,728
                                                 ----------      ----------

                                                 $  465,417      $   50,919
                                                 ==========      ==========


7.       Current Maturities of Debt
                                                    1995            1994
                                                 ----------      ----------
         Note payable bank, due March 31,
         1996,  plus accrued  interest at 17.5%
         collateralized by fixed assets,
         securities, notes and negotiable
         documents                               $  180,806      $    -

         Bank overdraft, due December 31,
         1996, plus accrued interest at 20.5%       493,896         186,912
                                                 ----------      ----------

                TOTAL                            $  674,702      $  186,912
                                                 ==========      ==========


8.       Accrued Severance Pay

         The liability of the Company for severance pay is calculated on the basis of the latest salary paid to its employees and the length of time they have worked for the Company. Pursuant to Israeli law, the liability is covered by a provision in the Company's balance sheet and amounts deposited with the severance pay funds and insurance policies. The insurance policies are owned by the Company and have been entered by the Company on behalf of individual employees. The amounts accumulated with the insurance company are not under the Company's control or management and are therefore not reflected in the Company's balance sheet. The amounts deposited with the severance pay funds are available for withdrawal in accordance with provisions of the Severance Pay Law, 1963. The Company has no other liability for pension expenses.

9.       Minority Interest

         Minority interest is calculated at 10% of the net shareholders' equity in CASDIM INTERACTIVE SYSTEMS, LTD., ISRAEL.

                       CASDIM INTERNATIONAL SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS



10.      Taxes on Income

         CASDIM INTERACTIVE SYSTEMS, LTD., ISRAEL, is subject to the income tax law (inflationary adjustments) pursuant to which its results of operations for tax purposes are measured in real terms in accordance in the Israeli CPI. Under the Income Tax Law (Adjustments for Inflation) 1985, income for tax purposes is measured in terms of earnings in NIS and adjusted for changes in the CPI. The theoretical tax expense, assuming all income was taxed at the regular rate applicable to an Israeli corporation and the actual tax expense is virtually identical. Any differences are immaterial to the financial statements taken as a whole.

11.      Related Party Transactions

         On October, 1995, the Company transferred $1,000,000 or (NIS 3,000,000) to CASDIM SOFTWARE SYSTEMS, LTD., of which US $700,000 served as advance payment on account of the purchase and adaptation of related software products for the "MEDICAL MULTIMEDIA KIOSK" which is expected to be sold in 1996 to Kupat Holim Leumit, the largest H.M.O. in Israel and US $300,000 was a short-term loan. The principal amount of the loan is linked to the Israeli CPI. The Company also acquired a patent from the related party. See details at Note 5.

12.      Commitments and Contingent Liabilities

         Lease commitment: The Company's premises are leased under a rental agreement which expires on December 31, 1997. The annual rental under the lease is Adjusted NIS 225,720 (US $72,000). The rent is linked to the US dollar.

13.      Unlinked Monetary Balances

         Currents assets:                           1995            1994
                                                 ----------      ----------
              Cash                               $        2      $    1,376
              Trade receivables                      12,618         157,376
              Other receivables                      97,403          43,907
                                                 ----------      ----------
                                                 $  110,023      $  202,659
                                                 ==========      ==========
         Current liabilities
              Trade payables                          3,140           5,400
              Other payables                         37,699           7,383
              Deposits                                 -            179,005
              Short-term bank debts                  54,651          27,102
                                                 ----------      ----------
                                                 $   95,490      $  198,890
                                                 ==========      ==========

         The above amounts reflect the exposure of the Company to the effects of inflation at each balance sheet date.

                       CASDIM INTERNATIONAL SYSTEMS, INC.
                           CONSOLIDATED BALANCE SHEETS

                                          June 30,            December 31,
                                            1996                  1995
                                            ----                  ----
                                         (Unaudited)           (Audited)
                                     ASSETS
CURRENT ASSETS
    Cash...............................   $2,721,553          $         26
    Accounts receivable
             Trade.....................      371,094               155,783
             Other.....................    1,102,776             1,202,505
                                          ----------             ---------
                                           4,195,423             1,358,314
PROPERTY AND EQUIPMENT
    Property and equipment.............      153,897               111,727
    Less accumulated depreciation......      (25,291)              (20,919)
                                          ----------           -----------
                                             128,606                90,808
OTHER ASSETS
    Deposits...........................       10,200                  --
    Start-up costs - Net...............       24,292                  --
    Patent, net - Note 3...............      425,000               467,659
                                          ----------            ----------
                                             459,492               467,659
                                          ----------            ----------
                      Total............   $4,783,521            $1,916,781
                                          ==========            ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable
             Trade....................... $   73,622            $   38,763
             Other.......................    479,299               465,417
    Current maturities of debt...........    954,895               674,702
                                          ----------            ----------
                                           1,607,816             1,178,882

LONG-TERM DEBT
    Accrued severance pay - Note 4.......     35,947                12,986
    Minority interest in consolidated
      subsidiary.........................       --                  72,372
                                          ----------            ----------
                      Total..............     35,947             1,264,240

STOCKHOLDER'S EQUITY - Notes 5 & 6
    Common stock, $.00001 par value,
      500,000,000 shares authorized
      3,634,000 shares issued and
      outstanding 285,000 shares held as
      treasury stock.....................        985                   945
    Additional paid in capital...........  3,046,582               194,480
    Less treasury stock (cost)...........    (1,425)               (1,425)
    Retained earnings....................     93,616               458,541
                                          ----------            ----------
             Total shareholders' equity..  3,139,758               652,541
                                          ----------            ----------
             Total liabilities and
               shareholders' equity...... $4,783,521            $1,916,781
                                          ==========            ==========


See accompanying notes to consolidated financial statements.

                       CASDIM INTERNATIONAL SYSTEMS, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)


                                          Six Months          Six Months
                                        Ended June 30,      Ended June 30,
                                             1996                1995
                                            ------              -----
Sales.................................   $   262,034          $ 348,704
Cost of sales.........................        56,028            166,665
                                          ----------          ---------
Gross profit..........................       206,006            182,039
Selling, general and adminis-
   trative expenses...................       591,443            216,809
                                           ----------          ---------
Income (loss) from operations               (385,437)           (34,770)

Other income (expense)
     Interest income..................         9,211                 --
     Interest expense.................       (34,807)           (40,504)
     Gain (loss) from foreign
        currency translation..........       (32,252)           (11,858)
                                          ----------          ---------
                 Total................       (57,848)           (52,362)
                                          ----------          ---------

Income (loss) from operations
    before taxes......................      (443,285)           (87,132)
Income tax (expense) benefit..........         --                26,011
                                           ----------         ---------
Net income (loss).....................     $(443,285)         $ (61,121)
                                           ==========         ==========
Net income (loss) per share of
    common stock......................     $    (.04)         $    (.05)
                                           ==========         ==========
Net income (loss) per share of
common stock on a fully diluted
basis.................................     $    (.04)         $    (.05)
                                           ==========         ==========
Total average number of
    shares outstanding................    12,384,969          1,134,000
                                         ============        ===========


See accompanying notes to consolidated financial statements.

                       CASDIM INTERNATIONAL SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995


                                                          1996          1995
                                                          ----          ----
                                                       (Unaudited)   (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss).......................................   $(443,285)      $(61,121)
  Adjustments to reconcile net income to net
         cash provided by operating activities:
     Depreciation and amortization.................      50,239         31,543
     Stock option compensation.....................     164,063             --
  Changes in operating assets and liabilities:
    (Increase) decrease in:                            (209,323)       469,498
       Accounts receivable - trade.................
       Accounts receivable - other.................      99,729       (782,118)
    (Decrease) Increase in:
       Accounts payable - trade....................     134,859        111,902
       Accounts payable - other....................      13,882        (15,995)
     Deposits......................................         --         283,592
                                                         -------       --------
       Net cash provided (used by)
       operating activities........................    (189,836)         7,301
                                                        -------        --------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Payment for start-up costs....................     (27,500)          --
     Purchase of property and equipment............     (42,170)       (35,845)
     Purchase of patent............................           --      (500,000)
     Payment of security deposit...................     (10,200)           --
                                                         ------        -------
       Net cash used in investing activities.......     (79,870)      (535,845)
                                                         -------       -------

CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from notes payable..................      280,193        487,993
     Severance pay................................       22,961          1,826
     Proceeds from issuance of stock..............    2,688,079           --
                                                      ----------       --------
          Net cash provided by financing
            activities...........................     2,991,233        489,819
                                                      ----------       --------

NET INCREASE (DECREASE) IN CASH...................    2,721,527         (8,725)

CASH
     Beginning of period...........................          26          9,488
                                                      ----------      ---------
      End of period................................  $2,721,553      $     763
                                                      ==========      =========


See accompanying notes to consolidated financial statements.

                       CASDIM INTERNATIONAL SYSTEMS, INC.
               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

1.       Basis of Presentation

         The accompanying financial information is unaudited, but, in the opinion of management, reflects all adjustments (which include only normally recurring adjustments) necessary to present fairly the Company's financial position, operating results and cash flows for the periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The financial information should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1995 included in the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission. The results of operations for the six-month period ended June 30, 1996 are not necessarily indicative of the results to be expected for the full year.

2.       Summary of Significant Accounting Policies:

         This summary of significant accounting policies of CASDIM INTERNATIONAL SYSTEMS, INC., (the Company) and its subsidiaries, CASDIM INTERACTIVE SYSTEMS USA, INC. and CASDIM INTERACTIVE SYSTEMS, LTD., (ISRAEL) ("CISL"), is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity.

                   a. Principles of consolidation - In 1995, CASDIM INTERNATIONAL SYSTEMS, INC. issued 8,500,000 shares of stock after a 50:1 reverse stock split to acquire 100% of the voting and equity shares of CASDIM INTERACTIVE SYSTEMS USA, INC., which owns 100% of the voting and equity shares of CISL. The business combination has been accounted for using the pooling method of accounting. The consolidated financial statements include the accounts of the Company and its subsidiaries.

                   b. Foreign operations - CISL maintains its accounts in nominal New Israeli Shekels ("NIS"). Certain of the dollar amounts in the financial statements may represent the dollar equivalent of other currencies, including the New Israeli Shekel ("NIS"), which may not be exchangeable for dollars.

                            Transactions and balances denominated in dollars are presented at their dollar amounts. Non-dollar transactions and balances are remeasured into dollars in accordance with the principles set forth in the Statement of Financial Accounting Standards ("FAS") No. 52, "Foreign Currency Translation," of the Financial Accounting Standards Board of the United States.

                            Accordingly, certain items relating to the Company's Israel subsidiary have been remeasured as follows:

                                    Monetary items-at the current exchange rate at each balance sheet date;

                                    Nonmonetary items-at historical exchange rates;

                                    Income and expense  items-at  exchange rates
                                    current  as of the  date of  recognition  of
                                    those  items  (excluding   depreciation  and
                                    other  items   deriving   from   nonmonetary
                                    items);

                                    Exchange     gains    and    losses     from
                                    aforementioned   remeasurement   (which  are
                                    immaterial for each year) are reflected in the statements of income.

                                    Linkage Basis - Balances which are linked to
                                    the  Israeli   Consumer   Price  Index  (the
                                    "CPI"),  are  presented  on the basis of the
                                    index at the balance sheet date, which index
                                    is    published    subsequently.    Balances
                                    denominated  in,  or linked  to,  currencies
                                    other   than  the   dollar   are   presented
                                    according to the exchange rates prevailing at the balance sheet date.

                            The effects of the inflationary erosion of monetary items and interest is included in financial income or expenses as appropriate.

         c. Fixed Assets - Fixed assets are stated at cost. Depreciation has been calculated by the straight-line method over the estimated useful lives of the assets.

                                                           Years
                                                           -----
                   Leasehold improvements                    10

                   Motor vehicles                            7

                   Office furniture and
                            equipment (mainly computers
                            and peripheral equipment)       5-20

                   Leasehold    improvements    are   depreciated    using   the
                   straight-line method over the period of each lease, not to exceed the estimated useful life of the improvements.

         d. Cash and Cash Equivalents - For purposes of the statement of cash flows, the Company considers cash and cash equivalents to consist of all cash, either on hand or in banks including time deposits, and any highly liquid debt instruments purchased with a maturity of three months or less.

         e. Bad Debts - Uncollectible accounts receivables are charged directly against earnings when they are determined to be uncollectible. Use of this method does not result in a material difference from the valuation method required by generally accepted accounting principles.

         f. Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.       Patent

         In January 1995, the Company acquired a pending patent No. 108935 from CISL for the sum of $500,000 (US dollars). The patent is being depreciated using the straight-line method over the period of ten years.

4.       Accrued Severance Pay

         The liability of the Company for severance pay for the employees of its Israeli subsidiary is calculated on the basis of the latest salary paid to its employees and the length of time they have worked for the Company. Pursuant to Israeli law, the liability is covered by a provision in the Company's balance sheet and amounts deposited with the severance pay funds and insurance policies. The insurance policies are owned by CISL and have been entered into by CISL on behalf of its individual employees. The amounts accumulated with the insurance company are not under CISL's control or management and are therefore not reflected in the Company's balance sheet.

5.       Capital Stock

         On May 3, 1996 the Company completed a private placement of its securities in which 4,000,000 shares of common stock were issued for $3,000,000, before expenses of $311,897.


6.       Stock Warrants and Stock Options

         Stock Compensation Plans

         The Company has two stock option plans. Under its 1996 Employee Stock Option Plan (the "Employee Plan") the Company may grant options for up to 400,000 shares of its common stock to its employees. Under the 1996 Directors Stock Option Plan (the "Directors Plan"), the Company may grant options for up to 100,000 shares of common stock to its directors. The Employee Plan and the Directors Plan have been approved by the directors of the Company and will be presented to the Company's shareholders at the next annual meeting for their ratification. No options have been granted under such plans.

         Under the Employee Plan, the exercise price of incentive stock options ("ISOs") may not be less than 100% (or 110%, if at the time of grant the optionee owns more than 10% of the voting stock of the Company) of the fair market value of the shares of common stock at the date of grant. The purchase price of each share subject to an option, or any portion thereof, which is not designated as an ISO may not be less than 75% of the fair market of such shares on the date of grant. The term of each option under the Employee Plan may be for a period of up to ten years (five years if the recipient is a 10% or more shareholder). Under the Directors Plan, the exercise price of each option may not be less than 100% of the fair market value of the shares of common stock on the date of grant. Options granted under the Directors Plan may have a term of up to ten years.

         Under a public relations retainer agreement (the "Agreement") with Sunrise Financial Group, Inc. ("Sunrise"), the Company agreed to issue Sunrise options to purchase up to 700,000 shares of its common stock as consideration for its public relations services. Of such options, 460,000 options vested as of April 24, 1996 and options to purchase 10,000 shares of common stock vest monthly for a 24-month period, subject to the continued provision of services by Sunrise. Options to purchase 480,000 shares of common stock had vested as of June 30, 1996. Under the Agreement, the purchase price of each share subject to an option is $1.00. The term of these options will expire in April 2001. The Company has accounted for the fair value of the grant of options to Sunrise in accordance with FASB Statement 123. The compensation cost that has been charged against income for the options granted to Sunrise was $164,063.

         Stock Warrants

         The Company issued stock warrants exercisable into 1,150,000 shares of common stock in connection with its May 1996 private placement.
         The warrants, which are exercisable at $1.00 per share, have been included in the computation of fully diluted earnings per share.

===============================================   ==============================
No   dealer,  salesperson  or other  person has
been  authorized to give any  information or to
make any  representation  not contained in this
Prospectus  in  connection  with the offer made
hereby.  If given or made, such  information or        5,450,000 Shares
representation  must  not  be  relied  upon  as
having  been  authorized  by the Company or the
Underwriters.    This   Prospectus   does   not          Common Stock
constitute an offer to sell or  solicitation of
an  offer  to  purchase  by any  person  in any
jurisdiction  in which  such an offer  would be
unlawful.   Neither   the   delivery   of  this
Prospectus  nor any sale made  hereunder  shall
under any circumstances  create any implication
that  the  information   contained   herein  is
correct as of any time subsequent to the date hereof.






       -------------------------------

              TABLE OF CONTENTS                          CASDIM INTERNATIONAL
                                         Page                SYSTEMS, INC.
Prospectus Summary.........................3
Risk Factors...............................6
Use of Proceeds...........................13
Price Range of Common Stock...............13               _______________
Dividend Policy...........................14
Capitalization............................14                  PROSPECTUS
Selected Financial Data...................15               _______________
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations...........................16
Business..................................20
Management................................30
Certain Transactions......................31
Principal and Selling Stockholders........33
Shares Eligible for Future Sale...........35
Description of Capital Stock..............35
Plan of Distribution......................37
Legal Matters.............................37               October 4, 1996
Experts...................................37
Available Information.....................38
Financial Statements.....................F-1




=============================================    ===============================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24. Indemnification of Directors and Officers.

      The Registrant's Certificate of Incorporation provides as follows:

              The Corporation shall indemnify any of its Officers and Directors, past, present and future, who were or are a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against any and all expenses, including but not limited to attorneys fees, judgments, fines and amounts paid in settlement which may be incurred, rendered or levied in any action brought against any or all of them for or on account of any act or omission alleged to have been committed while acting within the scope of their duties as Officers or Directors of the Corporation. Any and all expenses incurred by the Officers and Directors of the Corporation in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the Director or Officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified by the Corporation.

              To the extent permitted by law, the indemnification and advancement of expenses authorized by this Article do not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Articles of Incorporation or any by-law, agreement, vote of stockholders or disinterested Directors or otherwise for either an action in their official capacity or an action in another capacity while holding their office.

Item 25. Other Expenses of Issuance and Distribution.

      The expenses of the offering are as follows:



Securities and Exchange Commission Registration Fee.............  $ 5,099.66
Fees of Transfer Agent and Registrar............................    2,500.00
Accounting Fees and Disbursements...............................   15,000.00
Legal Fees and Disbursements....................................   40,000.00
Blue Sky Fees and Expenses......................................    2,500.00
Printing and Engraving..........................................    3,500.00
Miscellaneous...................................................    6,400.34

   Total........................................................  $75,000.00
                                                                  ==========

-----------------

* estimated

Item 26. Recent Sales of Unregistered Securities.

         The Company has sold and issued the following securities during the past three years.

         1. On December 11, 1995 the Registrant issued 4,250,000 shares of Common Stock to each of Yehuda Shimshon and Cedarwood Trading & Investment Ltd., after giving effect to a 50:1 reverse stock split, in exchange for the outstanding shares of Casdim USA pursuant to the exemption from registration provided under Section 4(2).

         2. On May 6, 1996 the Registrant completed a private placement of securities in the United States and abroad pursuant to the exemption from registration provided under Section 4(2) and Regulation 505 under the Securities Act. The following table sets forth a list of the purchasers:


  Name and address
   of Purchaser              Number of Shares       Purchase Price

Derek Caldwell                    50,000              $37,500.00
Frank P. Brosens                 400,000             $300,000.00
European Venture Corp.           533,333             $399,999.75
Kempton Investments Ltd.         533,333             $399,999.75
Karle Ltd.                       533,333             $399,999.75
Lotmar Ltd.                      533,333             $399,999.75
Nathan Low                       413,334             $310,000.50
M.H. Meyerson & Co.              200,000             $150,000.00
Pharos Fund Limited              266,666             $199,999.50
RBC Inc.                          66,668              $50,001.00
Tinicum Investors                400,000             $300,000.00
Andrew Hart                       40,000              $30,000.00
Alan Swerdloff                    13,334              $10,000.50
Dwight Miller                     16,666              $12,499.50

Item 27. Exhibits and Financial Statement Schedules.

         (a) Exhibits

         Exhibit
         Number
           *2     Agreement for the Exchange of Stock and Reorganization.
           *3.1   Articles of Incorporation as amended on December 6, 1995.
         ***3.2   Amendment to Articles of Incorporation dated May 1, 1996.
          **3.3   By-laws.
         ***4.1   Form of Warrant Agreement.
         ***4.2   Stock Option Agreement with Sunrise Financial Group Inc.
            4.3   Stock Option Agreement with WEDA Consultants N.V.
            5.1   Opinion of Brenman Key & Bromberg, P.C. regarding legality of the securities being registered.
          *10.1   Software  Adaptation Services Agreement dated January 10, 1995 between the Company and CSS Ltd.
          *10.2   Short-term  Loan Agreement dated February 10, 1995 between the
                  Company and CSS Ltd.
          *10.3   Patent Assignment Agreement dated January 10, 1995 between the
                  Company and CSS Ltd.
          *10.4   Agreement dated August 15, 1994 with Israel Kupat Holim Leumit
        ***10.5   Private Placement Purchase Agreement.
        ***10.6   Public Relations Retainer Agreement dated April 26, 1996 with
                  Sunrise Financial Group Inc.
        ***10.7   Consulting Agreement dated April 24,1996 with Pelican
                  Securities & Investments Ltd., Softbreeze Ltd., Montaraz
                  Limited, Onvoy Holdings Ltd. And Wideglobe Ltd.
       ****21.1   Subsidiaries of the Company.
           23.1   Consent of Hocker, Lovelett, Hargens & Yennie, P.C.
           23.2   Consent of Brenman Key & Bromberg, P.C.
                  (included in Exhibit 5.1)
        ***24.1   Powers of Attorney (Contained in the Signature Pages)
------------------
* Incorporated by reference to the Company's Report on Form 10-KSB for the year ended December 31, 1995.

** Incorporated by reference to the Company's Report on Form 10-K for the year ended December 31, 1994.

*** Incorporated by reference to the Company Report on Form 10-QSB for the quarter ended March 31, 1996.

****     Previously filed.

         (b)      Financial Statement Schedules

                  None.


Item 28. Undertakings.

         The undersigned Registrant hereby undertakes as follows:

         (1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (2) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, State of New York, on the 3rd day of October, 1996.


                       Casdim International Systems, Inc.


                                    By:   /s/ Yehuda Shimshon
                                          Yehuda Shimshon,
                                          Chairman of the Board, President & CEO



        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on October 3rd, 1996 in the capacities indicated:


Name                           Title
----                           -----
           *                   Chairman of the Board, President and Chief
------------------------
Yehuda Shimshon                Executive Officer (Chief Executive Financial
                               and Accounting Officer)

           *                   Director
------------------------
Ilan Mintz

           *                   Director
------------------------
Doron Leave

           *                   Director
------------------------
Israel Shimshon

           *                   Director
------------------------
David Tamir



*By:    /s/ Yehuda Shimshon
        Yehuda Shimshon, Attorney-in-fact

                                  EXHIBIT INDEX

Exhibit No.       Exhibit                                              Page No.

      *2    Agreement for the Exchange of Stock and Reorganization.
      *3.1  Articles of Incorporation as amended on December 6, 1995.
    ***3.2  Amendment to Articles of Incorporation dated May 1, 1996.
     **3.3  By-laws.
    ***4.1  Form of Warrant Agreement.
    ***4.2  Stock Option Agreement with Sunrise Financial Group Inc.
       4.3  Stock Option Agreement with WEDA Consultants N.V.
       5.1  Opinion of Brenman Key & Bromberg, P.C. regarding legality of the securities being registered.
     *10.1  Software  Adaptation Services Agreement dated January 10,
            1995 between the Company and CSS Ltd.
     *10.2  Short-term  Loan Agreement dated February 10, 1995 between the Company and CSS Ltd.
     *10.3  Patent Assignment Agreement dated January 10, 1995 between the Company and CSS Ltd.
     *10.4 Agreement dated August 15, 1994 with Israel Kupat Holim Leumit. ***10.5 Private Placement Purchase Agreement.
   ***10.6  Public Relations Retainer Agreement dated April 26, 1996 with Sunrise Financial Group Inc.
   ***10.7  Consulting   Agreement   dated  April   24,1996  with
            Pelican Securities  &  Investments  Ltd.,  Softbreeze
            Ltd.,  Montaraz Limited, Onvoy Holdings Ltd.
            and Wideglobe Ltd.
  ****21.1  Subsidiaries of the Company.
      23.1  Consent of Hocker, Lovelett, Hargens & Yennie, P.C.
      23.2  Consent of Brenman Key & Bromberg, P.C.
            (included in Exhibit 5.1)
   ***24.1  Powers of Attorney (Contained in the Signature Pages)
------------------
* Incorporated by reference to the Company's Report on Form 10-KSB for the year ended December 31, 1995.

** Incorporated by reference to the Company's Report on Form 10-K for the year ended December 31, 1994.

*** Incorporated by reference to the Company Report on Form 10-QSB for the quarter ended March 31, 1996.

****    Previously filed.

                                                                   Exhibit 4.3

                             STOCK OPTION AGREEMENT

         Agreement entered into as of this 30th day of July, 1996 by and between Casdim International Systems, Inc. (the "Company"), a corporation organized under the laws of Colorado, with principal executive offices 90 Park Avenue, New York, New York, and WEDA Corporation N.V. ("WEDA"), a Company based in Curacao, Netherlands Antilles.

         1. Introductory. The Company desires to grant WEDA a stock option to acquire shares of common stock of the Company, par value $0.00001 per share (the "Shares"), in partial consideration of its services to be rendered under a consulting agreement with the Company dated July 30, 1996, (the "Consulting Agreement").

         2. Grant of Option. The Company hereby grants to WEDA a stock option (the "Option") to purchase all or any part of an aggregate of one hundred thousand (100,000) Shares on the terms and conditions hereinafter set forth.

         3. Purchase Price. The purchase price ("Purchase Price") for the Shares covered by the Option shall be $2.25 per Share.

         4. Vesting of Options and Period of Exercise. The Option will vest ratably over two years (i.e., option to purchase 50,000 Shares will vest each year), beginning on the first anniversary of this Agreement. Any options which have vested shall vest immediately upon the death of David Tamir.

         5.  Term of Options; Exercisability.

         (a) Term. Each Option shall expire on June  , 2001
             (the "Expiration Date").

         (b) Exercisability.

                  Except as otherwise provided in this Section 5, if WEDA at any time hereafter terminates the Consulting Agreement and ceases to provide services to the Company thereunder or if the Company terminates the Consulting Agreement for cause, any Options granted to WEDA which have not vested shall terminate immediately on such date. Any options which have vested but are unexercised shall terminate thirty days after the date of termination.

         6. Manner of Exercise of Option. To the extent that the right to exercise the Option has accrued and is in effect, the Option may be exercised in full or in part by giving written notice to the Company stating the number of Shares exercised and accompanied by payment in full for such Shares. Payment shall be made wholly in cash. Upon such exercise, delivery of a certificate for paid-up, non-assessable Shares shall be made at the principal office of the Company to the person exercising the Option, not more than five (5) business days from the date of receipt of the notice by the Company.

         7. Non-Transferability. The right of WEDA to exercise the Option shall not be assignable or transferable by WEDA, other than to affiliates of WEDA and members of the families of the executive officers of WEDA, without the approval and written consent of the Company. The Option shall be null and void and without effect upon the bankruptcy of the holder or upon any attempted assignment or transfer, except as hereinabove provided, including without limitation any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition contrary to the provisions hereof, or levy of execution, attachment, divorce, trustee process or similar process, whether legal or equitable, upon the Option.

         8. Representation Letter and Investment Legend. In the event that for any reason the Shares to be issued upon exercise of the Option shall not be effectively registered under the Securities Act of 1933, as amended, upon any date on which the Option is exercised in whole or in part, the holder of the Option shall give a written representation to the Company in the form attached hereto as Exhibit 1 and the Company shall place an "investment legend," as described in Exhibit 1, upon any certificate for the Shares issued by reason of such exercise. The Company shall be under no obligation to qualify Shares or to cause a registration statement or a post-effective amendment to any registration statement to be prepared for the purpose of covering the issue of Shares, except as provided herein.

         9. Adjustments on Changes in Capitalization. Adjustments or Changes in Capitalization and the like shall be made in accordance with Section 11 of this Agreement.

         10. No Special Employment Rights. Nothing contained in this Agreement shall be construed or deemed under any circumstances to bind the Company to continue to utilize the service of WEDA for the period within which this Option may be exercised.

         11.  Recapitalizations, Reorganizations and the Like.

                  (a) In the event that the  outstanding  shares of the  Company are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or dividends payable in capital stock, appropriate adjustment shall be made in the number and kind of shares as to which options may be granted under this Agreement and as to which outstanding options or portions thereof then unexercised shall be exercisable, to the end that the proportionate interest of the optionee shall be maintained as before the occurrence of such event; such adjustment in outstanding options shall be made without change in the total price applicable to the unexercised portion of such options and with a corresponding adjustment in the option price per Share.

                  (b) In addition, unless otherwise determined by the Board of Directors of the Company in its sole discretion, in the case of any (i) sale or conveyance to another entity of all or substantially all of the property and assets of the Company or (ii) Change in Control (as hereinafter defined) of the Company, the purchaser(s) of the Company's assets or stock may, in its discretion, deliver to the optionee the same kind of consideration that is delivered to the shareholders of the Company as a result of such sale, conveyance or Change in Control, which consideration shall be equal in value to the value of those shares of stock or other securities the optionee would have received had the option been exercised (to the extent then exercisable) and no disposition of the shares acquired upon such exercise been made prior to such sale, conveyance or Change in Control, less the option price therefor. Upon receipt of such consideration by WEDA, its option shall immediately terminate and be of no further force and effect. The value of the stock or other securities WEDA would have received if the option had been exercised shall be determined in good faith by the Board of Directors of the Company. The Board of Directors shall also have the power and right, but not the obligation, to accelerate the exercisability of any options, notwithstanding any limitations in this Agreement upon such a sale, conveyance or Change in Control. A "Change in Control" shall be deemed to have occurred if any person, or any two or more persons acting as a group, and all affiliates of such person or persons, who prior to such time owned less than fifty percent (50%) of the then outstanding Ordinary Shares of the Company, shall acquire such additional hares of the Company's Ordinary Shares in one or more transactions, or series of transactions, such that following such transaction or transactions, such person or group and affiliates beneficially own more than fifty percent (50%) of the Company's Ordinary Shares outstanding.

                  (c) Upon dissolution or liquidation of the Company, all options granted under this Agreement shall terminate, but WEDA shall have the right, immediately prior to such dissolution or liquidation, to exercise this option to the extent then exercisable.

                  (d) No fraction of a share shall be purchasable or deliverable upon the exercise of any option, but in the event any adjustment hereunder of the number of Shares covered by the option shall cause such number to include a fraction of a Share, such fraction shall be adjusted to the nearest smaller whole number of Shares.

         12.   Representations of the Parties.

         (a) The holder of this Option, by acceptance hereof, acknowledges that neither the Options nor the Shares have been registered under the Securities Act of 1933, as amended (such Act, or any similar Federal statute then in effect, being the "Securities Act"), and represents that it is acquiring the Options to be issued to it for its own account and not with a view to the distribution thereof, and agrees not to sell, transfer, pledge or hypothecate any Options or any Shares unless a registration statement is effective for the Shares under the Securities Act or in the opinion of such holder's counsel (a copy of which opinion shall be delivered to the Company) such transaction is exempt from the registration requirements of the Securities Act; provided that Options and Shares issued to such holder may be transferred to any Affiliate of such holder, without any such registration or opinion, subject to the foregoing restriction on any further sale, transfer, pledge or hypothecation by such Affiliate.

         (b) The Company will use its best efforts to comply with (i) the reporting requirements of Section 13 and 15(d) of the Securities Exchange Act of 1934 (whether or not the Company is required to do so pursuant to such Sections) and (ii) all other reporting requirements of the Securities and Exchange Commission (such Commission or any successor to any or all of its functions being the "Commission") from time to time in effect and relating to the availability of an exemption from the Securities Act for sale of restricted securities (including, without limitation, Rule 144 promulgated by the Commission under the Securities Act). The Company also will cooperate with the holder of this Option and with each holder of any Shares in supplying such information as may be necessary for any such holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act for the sale of restricted securities.

         (c) The Company will use its best efforts to file a registration statement relating to the Shares on Form S-8 under the Securities Act within 180 days of the date of this Agreement.

         13. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been (a) when received, if delivered in person; (b) when sent, if sent by telecopier and confirmed within forty-eight (48) hours by letter mailed or delivered to the party to be notified at its address set forth herein; or (c) five (5) business days following the mailing thereof if mailed by certified first class mail, postage prepaid, return receipt requested, in any such case as follows:

         If to the Company, to:

                  Casdim International Systems Inc.
                  90 Park Avenue
                  New York, New York

         with a copy to:

                  Carter, Ledyard & Milburn
                  2 Wall Street
                  New York, New York 10005-2072
                  Attention:  Steven J. Glusband, Esq.
                  Telecopier: (212) 732-3232

         If to WEDA, to:

                  WEDA CORPORATION N.V.
                  17 Argusweg
                  Curacao, Netherlands Antilles
                  Attention: Mr. Chris B. Willemse
                  Telecopier:

         14. Survival of Rights and Duties. This Agreement shall terminate and be of no further force and effect on the earlier of (i) 5:00 p.m. Eastern
Standard Time, on the Expiration Date or (ii) the date on which all of the Shares have been exercised, except that the provisions of Section 6 and 13 shall continue in full force and effect after such termination date.

         15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the registered holder or holders from time to time of the Options and Shares.

         16. Severability. If for any reason any provision, paragraph or term of this Agreement is held to be invalid or unenforceable, all other valid provisions herein shall remain in full force and effect and all terms, provisions and paragraphs of this Agreement shall be deemed to be severable.

         17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws provisions.

         18. Headings. Paragraph and subparagraph headings used herein are included for convenience of reference only shall not affect the construction of this Agreement nor constitute a part of this Agreement for any other purpose.


         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                                            CASDIM INTERNATIONAL SYSTEMS, INC.


                                            By:_______________________________


                                            WEDA CORPORATION, N.V.


                                            By:_______________________________
                                                Chris B. Willemse, President

                                    EXHIBIT 1

                            TO STOCK OPTION AGREEMENT




Gentlemen:

         In connection with the exercise by me as to shares of common stock, par value $0.00001 per share, of Casdim International Systems Inc., (the "Company"), under the stock option agreement dated July 30, 1996, granted to me, I hereby acknowledge that I have been informed as follows:

                  1. The shares of the Company to be issued to me pursuant to the exercise of said option have not been registered under the Securities Act of 1933, as amended (the "Act"), and accordingly, must be held indefinitely unless such shares are subsequently registered under the Act, or an exemption from such registration is available.

                  2. Routine sales of securities made in reliance on Rule 144 under the Act can be made only after the holding period and in limited amounts in accordance with the terms and conditions provided by that Rule, and in any sale to which that rule is not applicable, registration or compliance with some other exemption under the Act will be required.

                  3. The Company is under no obligation to me to register the shares or to comply with any such exemptions under the Act, except as provided on the aforesaid option agreement.

                  4. The availability of Rule 144 is dependent upon adequate current public information with respect to the Company being available and, at the time that I may desire to make a sale pursuant to the Rule, the Company may neither wish nor be able to comply with such requirement.

                  In consideration of the issuance of certificates for the shares to me, I hereby represent and warrant that I am acquiring such shares for my own account for investment, and that I will not sell, pledge or transfer such shares in the absence of an effective registration statement covering the same, except as permitted by the provisions of Rule 144, if applicable, or some other applicable exemption under the Act. In view of this representation and warranty, I agree that there may be affixed to the certificates for the shares to be issued to me, and to all certificates issued hereafter representing such shares (until in the opinion of counsel, which opinion must be reasonably satisfactory in form and substance to counsel for the Company, it is no longer necessary or required) a legend as follows:

         "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and were acquired by the registered holder pursuant to a representation and warranty that such holder was acquiring such shares for his own account and for investment, with no intention to transfer or dispose of the same, in violation of the registration requirements of that Act. These shares may not be sold, pledged or transferred in the absence of an effective registration statement under the Securities Act of 1933, as amended, or an opinion of counsel, which opinion is reasonably satisfactory to counsel to the Company, to the effect that registration is not required under said Act."

         I further agree that the Company may place a stop order with its Transfer Agent, prohibiting the transfer of such shares, so long as the legend remains on the certificates representing the shares.

                                                     Very truly yours,

                                                                   Exhibit 5.1

                          BRENMAN KEY & BROMBERG, P.C.
                                Attorneys at Law
           Mellon Financial Center - 1775 Sherman Street - Suite 1001
                          Denver, Colorado 802203-4313
                         303-894-0234 - Fax 303-839-1633

                                 October 4, 1996


Casdim International Systems, Inc.
90 Park Avenue
New York, NY 10016

Gentlemen:

         Reference is made to the registration statement (the "Registration Statement") on Form SB-2 relating to the proposed public offering of securities of Casdim International Systems, Inc. (the "Company") (Registration No.
33-10287)  filed on  August  15,  1996 with the  United  States  Securities  and
Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to (i) 4,300,000 shares of Common Stock ($0.00001 par value), and (ii) 1,150,000 shares of Common Stock ($0.00001 par value) underlying warrants issued by the Company (the "Warrants") being registered on behalf of certain shareholders and warrant holders of the Company (collectively, the "Selling Shareholders"). At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

         We have acted as counsel to the Company in connection with rendering the opinion expressed herein. In such capacity, we have examined the originals or copies, certified or otherwise identified, of the Articles of Incorporation, as amended and restated, Bylaws and records of relevant corporate proceedings of the Company and such other matters as we have deemed relevant as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon a certificate of the officers of the Company with respect to the accuracy of the factual matters contained in such certificate.

         Based upon the foregoing and subject to the other qualifications and limitations stated in this letter, we are of the opinion that:

         (1) The 4,300,000 shares of Common Stock to be sold by the Selling Shareholders have been duly authorized and are validly issued fully paid and non-assessable.

         (2) The 1,150,000 shares of Common Stock to be issued to holders of the Warrants, upon exercise and payment of the exercise price stated in the Warrants, and in the Prospectus contained in the Registration Statement will have been duly authorized, validly issued, fully paid and non-assessable.

Casdim International Systems, Inc.
October 4, 1996
Page 2


         This opinion is a legal opinion and not an opinion as to matters of fact. This opinion is limited to the laws of the State of Colorado and the United States of America, and to the matters stated herein. This opinion is made as of the date hereof, and after the date hereof, we undertake no, and disclaim any, obligation to advise you of any change in any matters set forth herein, and we express no opinion as to the effect of any subsequent course of dealing or conduct between the parties. This opinion is furnished to you solely in connection with the transactions referred to herein, and may not be relied on, quoted by or otherwise referred to by any other person, firm or entity without our prior written consent.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under "Legal Matters" in the Prospectus.


                                           Very truly yours,



                                           /s/ Brenman Key & Bromberg, P.C.
                                           --------------------------------
                                           Brenman Key & Bromberg, P.C.

                                                                   Exhibit 23.1

              CONSENT OF HOCKER, LOVELETT, HARGENS, & YENNIE, P.C.
                              INDEPENDENT AUDITORS




         We consent to the use of our report dated April 8, 1996 in Amendment No. 1 to the Registration Statement on Form SB-2 of Casdim International Systems, Inc.



                                   Yours truly,


                                   /s/ Hocker, Lovelett, Hargens, & Yennie, P.C. Certified Public Accountants


Riverton, Wyoming
October 3, 1996